Exhibit 13.2
Management’s Report
to the Shareholders of Cascades Inc.
March 15, 2010
The accompanying consolidated financial statements are the responsibility of the management of Cascades Inc., and have been reviewed by the Audit Committee and approved by the Board of Directors.
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada and include certain estimates that reflect management’s best judgment.
Management is also responsible for all other information included in this Annual Report and for ensuring that this information is consistent with the Company’s consolidated financial statements and business activities.
The Management of the Company is responsible for the design, establishment and maintenance of appropriate internal controls and procedures for financial reporting, to ensure that financial statements for external purposes are fairly presented in conformity with generally accepted accounting principles. Such internal controls systems are designed to provide reasonable assurance on the reliability of the financial information and the safeguarding of assets.
External auditors have free and independent access to the Audit Committee, which is comprised of outside independent directors. The Audit Committee, which meets regularly throughout the year with members of management and the external auditors, reviews the consolidated financial statements and recommends their approval to the Board of Directors.
The consolidated financial statements have been audited by PricewaterhouseCoopers LLP, whose report is provided below.
Internal Control over financial reporting
Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the United States Securities Exchange Act of 1934. Internal control over financial reporting is a process designed by, or under the supervision of, the President and Chief Executive Officer (CEO) and the Vice President and Chief Financial Officer (CFO) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian generally accepted accounting principles, including a reconciliation to United States generally accepted accounting principles.
Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of the effectiveness of internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.
Management conducted an assessment of the effectiveness of the Company’s internal control over financial reporting, as at December 31, 2009 based on the framework and criteria established in Internal Control-Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on the assessment, management has concluded that internal control over financial reporting was effective as at December 31, 2009.
This annual report does not include an attestation report of the Company’s independent auditors regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s independent auditors pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

Alain Lemaire	Christian Dubé
President and Chief Executive Officer	Vice-President and Chief Financial Officer
Kingsey Falls, Canada	Kingsey Falls, Canada

CASCADES — ANNUAL REPORT 2009

Auditors’ Report
to the Shareholders of Cascades Inc.
We have audited the consolidated balance sheets of Cascades Inc. (the “Company”) as at December 31, 2009 and 2008 and the consolidated statements of earnings (loss), comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2009 and 2008 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009 in accordance with Canadian generally accepted accounting principles.
(s) PricewaterhouseCoopers LLP 1
Chartered accountants
Montréal, Canada
March 15, 2010

1.	Chartered accountant auditor permit No. 19653

CASCADES — ANNUAL REPORT 2009

Comments by Auditors for U.S. Readers
on Canada-U.S. Reporting Differences
In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the company’s financial statements, such as the change described in note 2 to the consolidated financial statements. Our report to the shareholders dated March 15, 2010 is expressed in accordance with Canadian reporting standards which do not require a reference to such a change in accounting principles in the auditors’ report when the change is properly accounted for and adequately disclosed in the financial statements.
/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Montreal, Canada
March 15, 2010

Consolidated Balance Sheets

As at December 31, 2009 and 2008
(in millions of Canadian dollars)	Note		2009	2008

Assets
Current assets
Cash and cash equivalents			19	11
Accounts receivable			543	657
Inventories	6		520	580

			1,082	1,248
Property, plant and equipment	7		1,912	2,030
Intangible assets	8	(a)	165	149
Other assets	8	(a)	317	283
Goodwill	8	(b)	316	321

			3,792	4,031

Liabilities and Shareholders’ equity
Current liabilities
Bank loans and advances			83	104
Accounts payable and accrued liabilities			505	586
Current portion of long-term debt	9		10	36

			598	726
Long-term debt	9		1,459	1,672
Other liabilities	10		431	377

			2,488	2,775

Commitment and contingencies	17
Shareholders’ equity
Capital stock	11	(b)	499	506
Contributed surplus			14	9
Retained earnings			700	656
Accumulated other comprehensive income	19		91	85

			1,304	1,256

			3,792	4,031

The accompanying notes are an integral part of these consolidated financial statements.
Approved by the Board of Directors

(Signature)	(Signature)
Alain Lemaire	Robert Chevrier
Director	Director

CASCADES — ANNUAL REPORT 2009

Consolidated Statements
of Earnings (Loss)

For the three-year period ended December 31, 2009
(in millions of Canadian dollars, except per share amounts)	Note		2009	2008	2007

Sales			3,877	4,017	3,929

Cost of sales and expenses
Cost of sales (excluding depreciation and amortization)			2,991	3,323	3,201
Depreciation and amortization			218	213	207
Selling and administrative expenses			413	389	390
Losses (gains) on disposal and other	12		1	5	(17)
Impairment and other restructuring costs	13	(a)	58	43	9
Loss (gain) on financial instruments	18	(a)	(18)	28	(6)

			3,663	4,001	3,784

Operating income			214	16	145
Financing expense	15	(c)	101	102	102
Loss on refinancing of long-term debt			17	—	—
Gain on purchase of senior notes			(14)	(2)	—
Foreign exchange loss (gain) on long-term debt and financial instruments			45	26	(59)

			65	(110)	102
Provision for (recovery of) income taxes	14		23	(32)	11
Share of results of significantly influenced companies and dilution gain			(17)	(8)	(27)
Non-controlling interest			(1)	2	3

Net earnings (loss) from continuing operations			60	(72)	115
Net earnings (loss) from discontinued operations	4		—	18	(19)

Net earnings (loss) for the year			60	(54)	96

Net earnings (loss) from continuing operations per common share
Basic			0.61	(0.73)	1.16
Diluted			0.60	(0.73)	1.16
Net earnings (loss) per common share
Basic	11	(g)	0.61	(0.55)	0.96
Diluted			0.60	(0.55)	0.96

Weighted average number of common shares outstanding during the year			97,656,412	98,804,536	99,329,472

The accompanying notes are an integral part of these consolidated financial statements.

CASCADES — ANNUAL REPORT 2009

Consolidated Statements
of Comprehensive Income

For the three-year period ended December 31, 2009
(in millions of Canadian dollars)	2009	2008	2007

Net earnings (loss) for the year	60	(54)	96

Other comprehensive Income (loss)
Translation adjustments
Change in foreign currency translation of self-sustaining foreign subsidiaries	(128)	176	(140)
Change in foreign currency translation related to hedging activities	87	17	119
Income taxes	(12)	(3)	(20)
Cash flow hedges
Change in fair value of foreign exchange forward contracts	87	(88)	6
Change in fair value of interest rate swap agreements	—	(1)	—
Change in fair value of commodity derivative financial instruments	(2)	3	3
Income taxes	(26)	24	(3)

	6	128	(35)

Comprehensive income for the year	66	74	61

The accompanying notes are an integral part of these consolidated financial statements.

CASCADES — ANNUAL REPORT 2009

Consolidated Statements
of Shareholders’ Equity

	2009
						Accumulated
						other
For the three-year period ended December 31, 2009			Capital	Contributed	Retained	comprehensive	Shareholders’
(in millions of Canadian dollars)	Note		stock	surplus	earnings	income (loss)	equity

Balance—Beginning of year			506	9	656	85	1,256
Comprehensive income:
Net earnings for the year			—	—	60	—	60
Change in other comprehensive income			—	—	—	6	6

Comprehensive income for the year							66

Dividends			—	—	(16)	—	(16)
Stock options			—	2	—	—	2
Redemption of common shares	11	(c)	(7)	3	—	—	(4)

Balance—End of year			499	14	700	91	1,304

							2008

Balance—Beginning of year			509	8	724	(43)	1,198
Cumulative impact of accounting changes	2	(c)	—	—	3	—	3

Balance—beginning of year			509	8	727	(43)	1,201
Comprehensive income:
Net loss for the year			—	—	(54)	—	(54)
Change in other comprehensive income			—	—	—	128	128

Comprehensive income for the year							74

Dividends			—	—	(16)	—	(16)
Stock options			—	1	—	—	1
Redemption of common shares	11	(c)	(3)	—	(1)	—	(4)

Balance—End of year			506	9	656	85	1,256

							2007

Balance—Beginning of year			510	7	647	(8)	1,156
Comprehensive income:
Net earnings for the year			—	—	96	—	96
Change in other comprehensive income (loss)			—	—	—	(35)	(35)

Comprehensive income for the year							61

Dividends			—	—	(16)	—	(16)
Stock options			1	1	—	—	2
Redemption of common shares	11	(c)	(2)	—	(3)	—	(5)

Balance—End of year			509	8	724	(43)	1,198

The accompanying notes are an integral part of these consolidated financial statements.

CASCADES — ANNUAL REPORT 2009

Consolidated Statements
of Cash Flows

For the three-year period ended December 31, 2009
(in millions of Canadian dollars)	Note		2009	2008	2007

Operating activities from continuing operations
Net earnings (loss) for the year			60	(54)	96
Net earnings (loss) from discontinued operations			—	(18)	19

Net earnings (loss) from continuing operations			60	(72)	115
Adjustments for
Depreciation and amortization			218	213	207
Losses (gains) on disposal and other			1	5	(29)
Impairment and other restructuring costs			50	16	3
Unrealized loss (gain) on financial instruments			(26)	27	—
Loss on refinancing of long-term debt			4	—	—
Gain on purchase of senior notes			(14)	(2)	—
Foreign exchange loss (gain) on long-term debt andfinancial instruments			45	26	(59)
Future income taxes			(7)	(52)	(22)
Share of results of significantly influenced companies and dilution gain			(17)	(8)	(27)
Non-controlling interest			(1)	2	3
Early settlement of natural gas contracts			—	11	—
Others			(8)	(11)	(13)

			305	155	178
Changes in non-cash working capital components	15	(a)	52	(31)	(89)

			357	124	89

Investing activities from continuing operations
Purchases of property, plant and equipment			(173)	(184)	(167)
Proceeds from disposal of property, plant and equipment			2	5	7
Increase in other assets			(17)	(4)	(3)
Business acquisitions and joint venture disclosure	5		(69)	5	(10)
Business disposals, net of cash disposed	5		—	—	37

			(257)	(178)	(136)

Financing activities from continuing operations
Bank loans and advances			(18)	20	7
Change in revolving credit facilities			(250)	(149)	100
Issuance of senior notes, net of related expenses			955	—	—
Purchase of senior notes			(779)	(2)	—
Increase in other long-term debt			27	2	—
Payments of other long-term debt			(12)	(5)	(8)
Early settlement of foreign exchange contracts			8	150	—
Net proceeds from issuances of common shares			—	—	1
Dividend paid to a non-controlling interest			—	(5)	—
Redemption of common shares	11	(c)	(4)	(4)	(5)
Dividends			(16)	(16)	(16)

			(89)	(9)	79

Change in cash and cash equivalents during the year from continuing operations			11	(63)	32
Change in cash and cash equivalents from discontinued operations, including proceeds on disposal	4		(3)	50	(40)

Net change in cash and cash equivalents during the year			8	(13)	(8)
Translation adjustments on cash and cash equivalents			—	(1)	(1)
Cash and cash equivalents—Beginning of year			11	25	34

Cash and cash equivalents—End of year			19	11	25

The accompanying notes are an integral part of these consolidated financial statements.

CASCADES — ANNUAL REPORT 2009

Segmented information
The Company’s operations are managed by four segments: boxboard, containerboard, specialty products (which consists of the packaging products group) and tissue papers.
The Company analyzes the performance of its operating segments based on their operating income before depreciation and amortization, which is not a measure of performance under Canadian generally accepted accounting principles (“Canadian GAAP”); however, the chief operating decision-maker uses this performance measure for assessing the operating performance of each reportable segment. Earnings for each segment are prepared on the same basis as those of the Company. Intersegment operations are recorded on the same basis as sales to third parties, which are at fair market value.
Sales of the Company presented by reportable segment are as follows:

For the three-year period ended December 31, 2009	SALES
(in millions of Canadian dollars)	2009	2008	2007

Packaging products
Boxboard
Manufacturing	706	743	780
Converting	692	677	691
Intersegment sales	(85)	(97)	(128)

	1,313	1,323	1,343
Containerboard
Manufacturing	517	615	599
Converting	887	962	984
Intersegment sales	(342)	(374)	(390)

	1,062	1,203	1,193
Specialty products
Manufacturing	332	315	318
Converting	243	267	232
Recovery and deinked pulp	270	376	374
Intersegment sales	(76)	(98)	(90)

	769	860	834
Intersegment sales	(67)	(100)	(108)

	3,077	3,286	3,262

Tissue papers
Manufacturing and converting	840	787	713

Intersegment sales	(40)	(56)	(46)

Total	3,877	4,017	3,929

CASCADES — ANNUAL REPORT 2009

The operating income (loss) before depreciation and amortization of the Company presented by reportable segment are as follows:

	OPERATING INCOME (LOSS) BEFORE
For the three-year period ended December 31, 2009	DEPRECIATION AND AMORTIZATION
(in millions of Canadian dollars)	2009	2008	2007

Packaging products
Boxboard
Manufacturing	48	(40)	(3)
Converting	59	50	76
Others	(40)	(13)	(4)

	67	(3)	69
Containerboard
Manufacturing	91	57	59
Converting	56	53	76
Others	(2)	(7)	17

	145	103	152
Specialty products
Manufacturing	34	10	6
Converting	25	30	26
Recovery and deinked pulp	15	24	25
Others	—	—	2

	74	64	59

	286	164	280

Tissue papers
Manufacturing and converting	153	89	66

Corporate	(7)	(24)	6

Operating income before depreciation and amortization	432	229	352

Depreciation and amortization
Boxboard	(75)	(72)	(67)
Containerboard	(63)	(63)	(68)
Specialty products	(34)	(33)	(31)
Tissue papers	(37)	(35)	(35)
Corporate and eliminations	(9)	(10)	(6)

	(218)	(213)	(207)

Operating income	214	16	145

CASCADES — ANNUAL REPORT 2009

Purchases of property, plant and equipment by the Company by reportable segment are as follows:

For the three-year period ended December 31, 2009	PURCHASES OF PROPERTY, PLANT AND EQUIPMENT
(in millions of Canadian dollars)	2009	2008	2007

Packaging products
Boxboard
Manufacturing	30	21	23
Converting	28	36	36

	58	57	59

Containerboard
Manufacturing	15	17	16
Converting	16	21	14

	31	38	30

Specialty products
Manufacturing	7	9	9
Converting	7	4	10
Recovery, deinked pulp and others	18	28	7

	32	41	26

	121	136	115

Tissue papers
Manufacturing and converting	31	37	52

Corporate	20	8	7

Total	172	181	174

Purchases of property, plant and equipment included in accounts payable
Beginning of year	14	17	10
End of year	(13)	(14)	(17)

Total investing activities	173	184	167

Identifiable assets of the Company by reportable segment are as follows:

As at December 31, 2009 and 2008	IDENTIFIABLE ASSETS
(in millions of Canadian dollars)	2009	2008

Packaging products
Boxboard	932	1,123
Containerboard	1,343	1,446
Specialty products	584	578

	2,859	3,147

Tissue papers	619	579
Corporate	167	280
Intersegment eliminations	(20)	(135)

	3,625	3,871
Investments [1]	167	160

Total	3,792	4,031

1	Investments include investments in significantly influenced companies, notes receivable, other investments, investments in shares and held for trading.

CASCADES — ANNUAL REPORT 2009

Information by geographic segment is as follows:

For three-year period ended December 31, 2009
(in millions of Canadian dollars)	2009	2008	2007

Sales
Operations located in Canada
Within Canada	1,454	1,479	1,476
To the United States	493	552	559
Offshore	40	60	38

	1,987	2,091	2,073

Operations located in the United States
Within the United States	1,283	1,260	1,229
To Canada	58	77	53
Offshore	2	2	1

	1,343	1,339	1,283

Operations located in other countries
Within Europe	497	537	536
Other countries	50	50	37

	547	587	573

Total	3,877	4,017	3,929

As at December 31, 2009 and 2008
(in millions of Canadian dollars)	2009	2008

Property, plant and equipment
Canada	1,198	1,208
United States	499	591
Other countries	215	231

Total	1,912	2,030

As at December 31, 2009 and 2008
(in millions of Canadian dollars)	2009	2008

Goodwill, customer relationships and client lists and other finite-life intangible assets
Canada	364	332
United States	97	115
Other countries	20	23

Total	481	470

CASCADES — ANNUAL REPORT 2009

Notes to
Consolidated
Financial Statements
For the three-year period ended December 31, 2009
(tabular amounts in millions of Canadian dollars, except per share amounts)
Note 1 Significant accounting policies
Basis of presentation
The consolidated financial statements have been prepared in accordance with Canadian GAAP and include the following significant accounting policies.
Basis of consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries. They also include the portion of the accounts of the joint ventures accounted for using the proportionate consolidation method. Investments in significantly influenced companies are accounted for using the equity method. The Company also identifies variable interest entities in which it has an interest and determines whether it is the primary beneficiary of such entities. If the Company is the primary beneficiary of the variable interest entities identified, those entities are consolidated. A variable interest entity is defined as an entity in which the equity is not sufficient to permit the entity to finance its activities without external financial support, or the equity investors lack either voting control and obligation to absorb future losses or the right to receive future returns.
Use of estimates
The preparation of financial statements in conformity with Canadian GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities in the financial statements and disclosure of contingencies at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. On a regular basis and with the information available, management reviews its estimates, including those related to environmental costs, employee future benefits, collectibility of accounts receivable, financial instruments, contingencies, income taxes and related valuation allowance, useful life of property, plant and equipment and impairment of long-lived assets and goodwill. Actual results could differ from those estimates. When adjustments become necessary, they are reported in earnings in the period in which they are known.
Revenue recognition
The Company recognizes its sales, which consist of product sales, when persuasive evidence of an arrangement exists, the goods are shipped, the significant risks and benefits of ownership are transferred, the price is fixed and determinable, and collection of the resulting receivable is reasonably assured.
Financial instruments and hedging relationships
Classification of financial instruments
The classification depends on the purpose for which the financial instruments were acquired or issued, their characteristics and the Company’s designation of such instruments. The standards require that all financial assets be classified as held for trading (“HFT”), available for sale (“AFS”), held to maturity (“HTM”) or loans and receivables. Financial liabilities should be classified as HFT or other liabilities. Derivatives are classified as HFT unless they are designated within an effective hedging relationship. The standards require that all financial assets and financial liabilities, including all derivatives, be measured at fair value on initial recognition, with the exception of certain related party transactions, and subsequently accounted for based on their classification. Settlement date accounting continues to be used by the Company for all financial assets. Changes in fair value of the acquired asset between the trade date and the settlement date are reflected in earnings, other than gains and losses on AFS financial assets, which are reflected in other comprehensive income.
Held for trading
HFT financial instruments are financial assets and financial liabilities typically acquired with the objective to generate revenues from short-term fluctuations in price. They are measured at fair value at the balance sheet date. Interest earned, gains and losses realized on disposal and unrealized gains and losses from change in fair value are recorded in the consolidated statement of earnings.

CASCADES — ANNUAL REPORT 2009

Held to maturity
HTM financial assets are non-derivative financial assets with fixed or determinable payments and a fixed maturity, other than loans and receivables, that an entity has the positive intention and ability to hold to maturity. These financial assets are measured at amortized cost. The Company did not hold any HTM instruments as at December 31, 2009 and 2008.
Available for sale
AFS financial assets are those non-derivative financial assets that are designated as AFS or that are not classified as loans and receivables, HTM or HFT. AFS financial assets are carried at fair value with unrealized gains and losses included in other comprehensive income until realized, when the cumulative gain or loss is transferred to the consolidated statement of earnings and presented within loss or gain on financial instruments. When unrealized losses on AFS securities are determined to be other than temporary, the cost of the financial asset is written down to fair value with the change recorded in selling and administration expenses in the consolidated statement of earnings. Securities that are classified as AFS and that do not have a readily available market value are recorded at cost. Dividends and interest income from AFS instruments are recorded in the consolidated statement of earnings.
Loans and receivables
Loans and receivables are accounted for at amortized cost.
Other liabilities
Other liabilities are recorded at amortized cost using the effective interest rate method and include all liabilities other than derivatives or liabilities which have been identified as HFT.
Derivatives
The Company uses derivative financial instruments in the management of its foreign currency, commodity and interest rate exposures. The Company’s policy is not to use derivative financial instruments for trading or speculative purposes.
Derivatives are carried at fair value and are reported as assets where they have a positive fair value and as liabilities where they have a negative fair value. The change in fair value during the year is recorded in earnings unless the instruments are part of a hedging relationship.
Embedded derivatives
Derivatives embedded in other financial instruments or contracts are separated from their host contracts and accounted for as derivatives when their economic characteristics and risks are not closely related to those of the host contract. Embedded derivatives are measured at fair value with changes in fair value recognized in earnings.
Transaction costs
Transaction costs related to HFT financial assets and financial liabilities are expensed as incurred. Transaction costs related to HTM financial assets, loans and receivables and other liabilities are considered as part of the carrying value of the asset or liability and are then amortized over the expected life of the instrument using the effective interest rate method. Transaction costs related to AFS assets are capitalized on initial recognition and amortized in earnings using the effective interest rate method.
Determination of fair value
The fair value of a financial instrument is the amount of consideration that would be agreed upon in an arm’s-length transaction between knowledgeable willing parties who are under no compulsion to act. The fair value of a financial instrument on initial recognition is the transaction price, which is the fair value of the consideration given or received. Subsequent to initial recognition, the fair values of financial instruments that are quoted in active markets are based on bid prices for financial assets held and offer prices for financial liabilities. When independent prices are not available, fair values are determined by using valuation techniques which refer to observable market data. These include comparisons with similar instruments where observable market prices exist, discounted cash flow analyses, option pricing models and other valuation techniques commonly used by market participants. For certain derivatives, fair values may be determined in whole or in part from valuation techniques using non-observable market data or transaction prices. A number of factors such as bid-offer spread, credit profiles and model uncertainty are taken into account, as appropriate, when values are calculated using valuation techniques.
Hedging
When the Company uses derivatives in hedge accounting relationships, it formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also assesses whether the derivatives that are used in hedging transactions are effective in offsetting changes in fair values or cash flows of hedged items. When hedging instruments become ineffective before their maturity or the hedging relationship is terminated, deferred gains or losses on such instruments continue to be deferred and charged to earnings in the same period as the corresponding gains or losses for the hedged items; gains and losses realized subsequently as a result of marking to market are charged directly to earnings. If the hedged item ceases to exist due to its maturity, expiry, cancellation or exercise before the hedging instrument expires, deferred gains or losses are charged to earnings.
Cash and cash equivalents
Cash and cash equivalents include cash on hand, bank balances and short-term liquid investments with original maturities of three months or less. The short-term liquid investments are accounted for at their estimated fair value which approximates costs.
Accounts receivable
Accounts receivable are recorded at cost net of a provision for doubtful accounts that is based on expected collectability. Losses on factoring of accounts receivable are calculated as the difference between the carrying amount of the receivables sold and the sum of the cash proceeds on sale. Costs related to the sales of accounts receivable are recognized in earnings in the period when the sale occurs.

CASCADES — ANNUAL REPORT 2009

Inventories
Inventories of finished goods are valued at the lower of average production cost and net realizable value. Inventories of raw materials and supplies are valued at the lower of cost and replacement value which is the best available measure of their net realizable value. Cost of raw materials and supplies is determined using the average cost and the first-in, first-out methods respectively.
Property, plant and equipment and depreciation
Property, plant and equipment are recorded at cost less accumulated depreciation and impairments, including interest incurred during the construction period of certain property, plant and equipment. Depreciation is calculated on a straight-line basis at annual rates varying from 3% to 5% for buildings, 5% to 10% for machinery and equipment, and 15% to 20% for automotive equipment, determined according to the estimated useful life of each class of property, plant and equipment.
Grants and investment tax credits
Grants and investment tax credits are accounted for using the cost reduction method and are amortized to earnings as a reduction of depreciation, using the same rates as those used to amortize the related property, plant and equipment.
Intangible assets
Intangible assets consist primarily of customer relationship and client lists, supplication softwares and favourable leases. They are recorded at cost less accumulated depreciation and impairments and amortized on straight-line bases over a period not exceeding 20 years.
Deferred financing costs
Deferred financing costs are recorded at cost and represents the issuance costs of the revolving credit facility, which are amortized on a straight-line basis over the anticipated period of repayment of the respective credit facility.
Goodwill
Goodwill is tested for impairment annually on December 31 or when an event or circumstance occurs that could potentially result in a permanent decline in value. This is accomplished mainly by determining whether projected discounted future cash flows exceed the net book value of goodwill of the respective reporting unit.
Impairment of long-lived assets
Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances indicating that the carrying value of the asset may not be recoverable, as measured by comparing their net book value to the estimated undiscounted future cash flows generated by their use. Impaired assets are recorded at fair value, determined principally using discounted future cash flows expected from their use and eventual disposition.
Environmental costs
Environmental expenditures are expensed or capitalized depending upon their future economic benefit. Expenditures incurred to prevent future environmental contamination are capitalized and amortized on a straight-line basis at annual rates varying from 5% to 10%. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. A provision for environmental costs is recorded when it is probable that a liability has been incurred and the costs can be reasonably estimated.
Asset retirement obligations
Asset retirement obligations are recognized at fair value in the period in which the Company incurred such obligation and if a reasonable estimate of the fair value can be made. The associated costs are capitalized as part of the carrying value of the related asset and are depreciated over its remaining useful life. The liability is accreted using a credit-adjusted risk-free interest rate of the Company.
Employee future benefits
The Company offers funded and unfunded defined benefit pension plans, defined contribution pension plans, and group registered retirement savings plans that provide retirement benefit payments for most of its employees. The defined benefit pension plans are usually contributory and are based on the number of years of service and, in most cases, based on the average salaries or compensation at the end of a career. Retirement benefits are, in some cases, partially adjusted based on inflation. The Company also contributes to its employees’ complementary retirement benefit plans and other post-employment benefit plans, such as group life insurance, medical and dental plans. However, these benefits, other than pension plans, are not funded. Furthermore, the medical and dental plans upon

CASCADES — ANNUAL REPORT 2009

retirement are being phased out and are no longer offered to the majority of the new employees and those who do not meet certain criteria.
The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method pro-rated on years of service and management’s best estimate of expected plan investment performance, salary escalations, retirement ages of employees and expected health care costs. The accrued benefit obligation is evaluated using the market interest rate at the evaluation date.
For the purpose of calculating the expected return on plan assets, those assets are valued at fair value. Past service costs arising from a plan amendment are amortized on a straight-line basis over the average remaining service period of the group of employees active at the date of the amendment. The excess of the net actuarial gain or loss over the greater of (a) 10% of the accrued benefit obligation at the beginning of the year and (b) 10% of the fair value of plan assets at the beginning of the year is amortized over the average remaining service period of active employees, which may vary from 5 to 25 years (weighted average of 12 years for pension plan and 14 for other plans) in 2009 depending on the plan (2008—5 to 25 years (weighted average of 12 years for pension plan and 15 for other plans)).
When restructuring a plan results in a curtailment and a settlement occuring at the same time, the curtailment is accounted for before the settlement.
The measurement date of the employee future benefit plans is December 31 of each year. An actuarial evaluation is performed at least every three years. Based on the pension plan liabilitiy balance as at December 31, 2009, 20% of the plans have been evaluated on December 31, 2008 and 2007. The remaining 60% will be evaluated during 2010 for the period ended December 31, 2009.
Income taxes
The Company uses the liability method in accounting for income taxes. According to this method, future income taxes are determined using the difference between the accounting and tax bases of assets and liabilities. Future income tax assets and liabilities are measured using substantively enacted tax rates in effect in the year in which these temporary differences are expected to be recovered or settled. Future income tax assets are recognized when it is more likely than not that the assets will be realized.
Foreign currency translation
Foreign currency transactions
Transactions denominated in currencies other than the business unit’s measurement currency are recorded at the rate of exchange prevailing at the transaction date. Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange prevailing at the balance sheet date. Unrealized gains and losses on translation of other monetary assets and liabilities are reflected in the determination of net earnings for the year.
Foreign operations
The Company’s foreign operations are defined as self-sustaining. The assets and liabilities of these operations are translated into Canadian dollars at the rate of exchange prevailing at the balance sheet date. Revenues and expenses are translated at the average exchange rate for the year. Translation gains and losses are recorded as a component of equity in accumulated other comprehensive income.
Stock-based compensation
The Company uses the fair value method of accounting for stock-based compensation awards granted to officers and key employees. This method consists of recording expenses to earnings based on the vesting period of the options granted. The fair value is calculated based on the Black-Scholes option pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. When stock options are exercised, any consideration paid by employees, as well as the related stock-based compensation are credited to capital stock.
Earnings per common share
Earnings per common share is determined using the weighted average number of common shares outstanding during the year. Diluted earnings per common share is determined using the treasury stock method to evaluate the dilutive effect of stock options, convertible instruments and equivalents, when applicable. Under this method, instruments with a dilutive effect, basically when the average market price of a share for the period exceeds the exercise price, are considered to have been exercised at the beginning of the period and the proceeds received are considered to have been used to redeem common shares of the Company at the average market price for the period.
Comparative figures
Certain comparative figures have been reclassified to conform to the financial statement presentation adopted in the current period.

CASCADES — ANNUAL REPORT 2009

Note 2 Changes in accounting policies
New accounting standards adopted
2009
a) Credit risk and the fair value of financial assets and financial liabilities
On January 1, 2009, the Company adopted the Canadian Institute of Chartered Accountants (“CICA”) issued EIC-173, “Credit risk and the fair value of financial assets and financial liabilities”, with retrospective application, without restatement of prior periods. The guidance requires that an entity’s own credit risk and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and financial liabilities, including derivative instruments. The Company concluded that adoption of these recommendations did not have a significant impact.
b) Financial instruments—disclosures
In June 2009, the CICA amended Section 3862, “Financial Instruments—Disclosures’’, to enhance disclosure requirements about liquidity risk of financial instruments. The amendment also includes new disclosure requirements about fair value measurement of financial instruments. The amendments are effective for the Company’s 2009 annual consolidated financial statements. New disclosure requirements are included in note 18.
2008
c) Inventories
On January 1, 2008, the Company adopted, without restating the comparative figures, CICA Handbook Section 3031, “Inventories”. This new standard establishes measurement and disclosure requirements concerning inventories. The application of this new standard by the Company decreased inventories by approximately $2 million, increased property, plant and equipment by $7 million, increased future income taxes by $2 million and increased retained earnings by $3 million.
d) Going concern
CICA Handbook Section 1400, “General Standards of Financial Statement Presentation”, was amended to include requirements to assess and disclose an entity’s ability to continue as a going concern. When financial statements are not prepared on a going concern basis, that fact shall be disclosed together with the basis on which the financial statements are prepared and the reason why the company is not considered a going concern. The new requirements are effective for the Company for interim and annual financial statements beginning January 1, 2008. The adoption of this new standard had no impact on the consolidated financial statements.
e) Goodwill and intangible assets
Effective January 1, 2008, the Company retrospectively adopted CICA Handbook Section 3064, “Goodwill and Intangible Assets”, replacing CICA Handbook Section 3062, “Goodwill and Other Intangible Assets” and Section 3450, “Research and Development Costs”. This new Section establishes standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition of intangible assets. Standards concerning goodwill are unchanged from the standards included in the previous Section 3062. The provisions of Section 3064 have been adopted retrospectively, with restatement of prior periods. As a result of this adoption, the Company adjusted expenditures by $1 million related to start-up costs as expenses, rather than recording them as assets in “Other finite-life intangible assets” as at December 31, 2008. The Company also reclassed from property, plant and equipment to intangible assets the net book value of its software in the amount of $7 million as at December 31, 2008.
New accounting standards not yet adopted
f) Business combinations
In January 2009, the CICA published Section 1582, “Business Combinations”, which replaces the former Section 1581, “Business Combinations”. The new standard requires that the acquiring entity in a business combination recognize most of the assets acquired and liabilities assumed in the transaction at fair value, including contingent assets and liabilities, and recognize and measure the goodwill acquired in the business combination or a gain from a bargain purchase. Acquisition-related costs are also to be expensed. This standard is effective January 1, 2011, at which time Canadian public companies will have adopted International Financial Reporting Standards (“IFRS”). The Company is currently evaluating the impact of adoption of this new standard.
g) Consolidated financial statements and non-controlling interests
In January 2009, the CICA published Section 1601, “Consolidated Financial Statements”, and Section 1602 “Non-controlling Interests”. These two sections replace Section 1600, “Consolidated Financial Statements”. Section 1601 carries forward guidance from Section 1600 with the exception of non-controlling interests, which are addressed in a separate section. Section 1602 equires that the Company report non-controlling interests within equity separately from the parent owners’ equity, and transactions between an entity and non-controlling interests as equity transactions. These standards are effective January 1, 2011, at which time Canadian public companies will have adopted IFRS. At this point, the Company does not intend to adopt these new standards early. The Company is currently evaluating the impact of adoption of these new standards.
h) Accounting changes
In June 2009, the CICA amended Section 1506, “Accounting Changes”, to exclude from the scope of this Section changes in accounting policies upon the complete replacement of an entity’s primary basis of accounting. This amendment is effective for years beginning after July 1, 2009.

CASCADES — ANNUAL REPORT 2009

i) Financial instruments—recognition and measurement
In June 2009, the CICA amended Section 3855, “Financial Instruments—Recognition and Measurement”, to clarify application of the effective interest rate method after a debt instrument has been impaired. The amendment also clarifies when an embedded prepayment option is separated from its host debt instrument for accounting purposes. This amendment is effective January 1, 2011, at which time Canadian public companies will have adopted IFRS. At this point, the Company does not intend to adopt this amendment early. The Company is currently evaluating the impact of adoption of this amendment.
Note 3 Measurement uncertainty
a) Goodwill
The Company performed its annual goodwill impairment tests as of December 31, 2009. The impairment test is accomplished by determining whether the fair value of a reporting unit exceeds the carrying amount of the net assets of that reporting unit as at the assessment date. The methodology used for these tests requires the Company to use judgment and make estimates that are subjective and thus may change.
In determining the fair value of our reporting units, the Company primarily used the discounted cash flow method and several key assumptions were used for these tests including, among others, production levels, selling prices and volume, raw material costs, foreign exchange rates, weighted average cost of capital and capital spending. The forecasts used were derived from our internal budget and forecast and supported or derived from external information on the industry.
The Company believes such assumptions to be reasonable. These assumptions involve a high degree of judgment and complexity and reflect management’s best estimates based on available information at the assessment date. In addition, products are commodity products; therefore, pricing is inherently volatile and often follows a cyclical pattern.
Considering the sensitivity of the key assumptions used, there is measurement uncertainty since adverse changes in one or in a combination of our key assumptions could require a significant change in the carrying amount of goodwill.
b) Property, plant and equipment and intangible assets
Property, plant and equipment and intangible assets (referred to as “long-lived assets”) are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable through future operations. This is accomplished by determining whether projected undiscounted future cash flows from operations exceed the carrying amount of the assets at the assessment date. Estimates of future cash flows are based on judgment and could change.
For the purpose of the tests performed, estimates of undiscounted future cash flows from operations were developed and several key assumptions were used for these tests including, among others, production levels, selling prices and volume, raw material costs, capital spending and foreign exchange rates. The forecasts used were derived from management internal budget and forecast and supported or derived from external information on the industry.
The Company believes such assumptions to be reasonable. These assumptions involve a high degree of judgment and complexity and reflect management’s best estimates with the information available at the assessment date. In addition, products are commodity products; therefore, pricing is inherently volatile and often follows a cyclical pattern.
Considering the above, there is measurement uncertainty since adverse changes in one or in a combination of our key assumptions or change in use of such operations could require a significant change in the carrying amount of the assets tested for impairment.
c) Income taxes
The Company is required to estimate the income taxes in each jurisdiction in which it operates. This includes estimating a value for existing net operating losses based on the Company’s assessment of its ability to utilize them against future taxable income before they expire. If the Company’s assessment of its ability to use the net operating losses proves inaccurate in the future, more or less of the net operating losses might be recognized as assets, which would increase or decrease the income tax expense, and consequently affect the Company’s results in the relevant year.

CASCADES — ANNUAL REPORT 2009

Note 4 Discontinued operations
In 2007, the Company decided to dispose of its Greenfield SAS pulp mill located in France and its Scierie Lemay sawmill located in Québec, both of which were sold in 2008. Consequently, the assets, liabilities, earnings and cash flows from these activities for the current period and for all comparative periods are classified as discontinued operations.
Financial information relating to these discontinued operations is as follows:

	Note		2008	2007

Condensed balance sheet
Current assets			—	37
Long-term assets			—	14
Current liabilities			—	19
Condensed statement of earnings (loss)
Sales			8	104
Depreciation and amortization			—	1
Operating income (loss) [1]			22	(20)
Financing expense			1	4
Provision for (recovery of) income taxes			3	(5)

Net earnings (loss) from discontinued operations			18	(19)

Net earnings (loss) per share from discontinued operations			0.18	(0.20)

Condensed statement of cash flows
Operating activities			2	(36)
Investing activities	(a	)	47	(2)
Financing activities			1	(2)

			50	(40)

1	Operating income (loss) includes in particular the following items:

	Note		2008	2007

Gain on disposal of assets of Greenfield SAS	(a	)	24	—
Closure and restructuring costs	(b	)	(1)	1
Impairment of property, plant and equipment	(b	)	—	(4)
Legal settlement	(c	)	—	(1)
Loss on disposal of Thunder Bay assets	(d	)	—	(5)

			23	(9)

a)	In 2008, the Company sold its Greenfield SAS pulp mill located in France for $41 million (€28 million). This transaction resulted in a gain of $24 million before related income taxes of $4 million. The Company also sold the assets of its Scierie Lemay sawmill for a cash consideration of $6 million and a contingent consideration of $2 million. No gain or loss resulted from this transaction.

b)	In 2007, the Company recorded a gain of $6 million related to the settlement of the pension plan of the Thunder Bay coated fine paper mill, closed in January 2006. The Company also recorded an impairment charge of $4 million in 2007 on property, plant and equipment and other assets, and severance and inventory writedown provisions of $1 million in 2008 (2007—$5 million) related to its Scierie Lemay sawmill temporarily closed in 2006.

c)	In 2003, the Company was informed that Cascades Resources was the subject of an enquiry by the Canadian Commissioner of Competition as to whether this division and its competitors had colluded to unduly reduce market competition among paper merchants in Canada. On January 9, 2006, the Company entered a guilty plea in Ontario Superior Court relating to sales of carbonless sheet paper in Ontario and Québec. Pursuant to the plea, the Company has agreed to pay a total of $12.5 million in equal installments over a period of six and a half years. In 2007, the Company recorded a provision of $1 million related to the settlement of the class actions filed following the infraction.

d)	In 2007, the Company sold its coated fine paper mill located in Thunder Bay, Ontario, which resulted in a disbursement of $5 million.
Note 5 Business acquisitions and disposals
a) 2009 Acquisitions
On August 31, 2009, the Company acquired the tissue business assets from Atlantic Packaging Products Ltd., based in Ontario, for a cash consideration of $61 million.
On June 19, 2009, the Company acquired Yorkshire Paper Corporation, based in the U.S., as well as the Canadian recovery assets of Sonoco Recycling on September 1 for total considerations of $1 million and $3 million respectively.
On November 17, 2009, the Company acquired the uncoated partition board manufacturing assets of Les Emballages GAB Ltée in Québec for a cash consideration of $4 million.
CASCADES — ANNUAL REPORT 2009

b) 2007 Acquisitions
On August 1, 2007, the Company acquired certain assets of Honeycomb Products of Michigan Inc. (“HPM”), a honeycomb board mill located in Grand Rapids, Michigan, for a purchase price of $11 million (US$10.4 million).
In 2007, the Company finalized the allocation of the purchase price relating to the acquisition of Norampac Inc. completed in December 2006. Accordingly, the amounts disclosed in the table below represent the adjustments required to the allocation prepared in 2006.
These acquisitions have been accounted for using the purchase method and the accounts and results of operations of these entities have been included in the consolidated financial statements since their respective acquisition dates. The following allocations of the purchase prices to the identifiable assets acquired and liabilities assumed resulted in goodwill of $16 million as at December 31, 2007. None of this goodwill is expected to be deductible for tax purposes with the exception of an amount of $2 million.

		2009
			Atlantic
	ACQUIRED COMPANY	Others	Packaging
		Specialty	Tissue
	BUSINESS SEGMENT	Products	Papers	Total

Accounts receivable		1	—	1
Inventories		—	5	5
Property, plant and equipment		3	44	47
Other assets		—	29	29
Customer relationships and client lists		5	1	6

		9	79	88
Accounts payable and accrued liabilities		(1)	(2)	(3)
Other liabilities		—	(11)	(11)

		8	66	74
Less: Balance of purchase price		—	(5)	(5)

Total consideration paid		8	61	69

		2007
	ACQUIRED COMPANY	HPM	Norampac
		Specialty
	BUSINESS SEGMENT	Products	Containerboard	Total

Accounts receivable		1	—	1
Inventories		1	—	1
Property, plant and equipment		2	(57)	(55)
Customer relationships and client lists		5	45	50
Goodwill		2	14	16

		11	2	13
Accounts payable and accrued liabilities		—	(1)	(1)
Other liabilities		—	2	2
Non-controlling interest		—	(3)	(3)

		11	—	11
Less: Balance of purchase price		(1)	—	(1)

Total consideration paid		10	—	10

c) 2007 Disposals
On January 25, 2007, the Company sold its 40% interest in GSD Packaging, LLC, a US food pail manufacturing company of the Boxboard group, to Rock-Tenn Company for a cash consideration of $38 million (US$32 million). The Company realized a gain of $25 million before income taxes of $11 million.

	BUSINESS SEGMENT	Boxboard

Accounts receivable		2
Inventories		4
Property, plant and equipment		2
Goodwill		6

		14
Accounts payable and accrued liabilities		(2)

		12
Gain on disposal		25

Total consideration received, net of cash disposed		37

CASCADES — ANNUAL REPORT 2009

Note 6 Inventories

	2009	2008

Finished goods	244	261
Raw materials	124	150
Supplies	152	169

	520	580

As at December 31, 2009, the Company had applied write downs of $2 million to finished goods inventory (2008—$3 million), no write down was applied to raw materials inventory (2008—$1 million) and $1 million to supplies (2008—$3 million). As at December 31, 2009, the carrying amount of inventory at net realizable value consisted of $15 million of finished goods, $1 million of raw materials and $2 million of supplies (2008—$11 million, $1 million and $4 million, respectively).
In 2009, production costs of $2,931 millions were included in cost of sales (2008—$3,348 million; 2007—$3,208 million). Production costs included in net earnings from discontinued operations were nil in 2009 (2008—$9 million; 2007—$109 million).
Note 7 Property, plant and equipment

	2009			2008
		Accumulated			Accumulated
	Cost	depreciation	Net	Cost	depreciation	Net

Lands	96	—	96	87	—	87
Buildings	555	179	376	538	170	368
Machinery and equipment	2,743	1,447	1,296	2,740	1,380	1,360
Automotive equipment	64	48	16	66	48	18
Spare parts	9	2	7	9	2	7
Others	282	161	121	385	195	190

	3,749	1,837	1,912	3,825	1,795	2,030

Other property, plant and equipment include mainly machinery and equipment in the process of installation with a book value of $42 million (2008—$55 million), deposits on purchases of equipment amounting to $6 million (2008—$20 million) and temporarily idled properties, machinery and equipment with a net book value of $64 million (2008—$114 million).
Depreciation of property, plant and equipment amounted to $201 million for the year ended December 31, 2009 (2008—$200 million; 2007—$197 million).
CASCADES — ANNUAL REPORT 2009

Note 8 Intangible assets, other assets and goodwill
a)	Intangible and other assets are detailed as follows:

	2009			2008
		Accumulated			Accumulated
	Cost	amortization	Net	Cost	amortization	Net

Intangible assets
Customer relationships and client lists	160	36	124	162	26	136
Other finite-life intangible assets	49	8	41	16	3	13

	209	44	165	178	29	149

	Note		2009	2008

Investments in significantly influenced companies [1]			148	147
Notes receivable			9	8
Other investments			7	3
Investment in shares held for trading			3	2
Deferred financing costs			7	5
Tax benefit related to investment tax credit			29	—
Employee future benefits	16	(b)	97	97
Fair value of derivative financial assets			19	13
Other			12	9

			331	284
Less: Current portion, included in accounts receivable			14	1

Total other assets			317	283

1	Investments in significantly influenced companies include a 34% interest in Boralex Inc. for a net book value of $114 million and a market value of $125 million (2008—$121 million and $97 million respectively). In 2009, the Company’s share of results of Boralex includes a net dilution gain of $4 million and a net impairment charge of $1 million (2008 nil and nil, respectively; 2007—$15 million and nil respectively).
b)	Goodwill fluctuated as follows:

	2009
	Packaging Products				Tissue Papers
			Specialty
	Boxboard	Containerboard	Products	Sub-total		Total

Carrying value of goodwill—Beginning of year	25	270	16	311	10	321
Foreign currency translation and others	(3)	(2)	—	(5)	—	(5)

Carrying value of goodwill—End of year	22	268	16	306	10	316

	2008
	Packaging Products				Tissue Papers
			Specialty
	Boxboard	Containerboard	Products	Sub-total		Total

Carrying value of goodwill—Beginning of year	27	260	15	302	10	312
Impairment	(8)	—	—	(8)	—	(8)
Foreign currency translation	6	10	1	17	—	17

Carrying value of goodwill—End of year	25	270	16	311	10	321

c)	Amortization of intangible and other assets, including amortization of deferred financing costs, amounted to $19 million for the year ended December 31, 2009 (2008—$14 million; 2007—$12 million). Amortization of deferred financing costs is presented in financing expense.

The weighted average amortization period is as follows (in number of years):

Intangible assets
Customer relationships and client lists	16
Other finite-life intangible assets	8
Deferred financing costs	4
Other	6
CASCADES — ANNUAL REPORT 2009

The estimated aggregate amount of amortization expense for other intangible assets and other assets in each of the next five years is as follows:

Years ending December 31,
2010	26
2011	25
2012	19
2013	15
2014	14
Note 9 Long-term debt

	Maturity	Note		2009	2008

Revolving credit facility, weighted average rate of 3.39% as at December 31, 2009	2011	(a	)	159	427
Term credit facility, bearing interest at 3.35% as at December 31, 2009	2012	(a	)	100	100
7.25% Unsecured senior notes of US$116 million (2008—US$672 million)	2013	(b	)	122	823
6.75% Unsecured senior notes of US$61 million (2008—US$250 million)	2013	(c	)	63	306
7.75% Unsecured senior notes of $200 million	2016	(c	)	197	—
7.75% Unsecured senior notes of US$500 million	2017	(c	)	516	—
7.875% Unsecured senior notes of US$250 million	2020	(c	)	257	—
Other debts of subsidiaries		(g	)	33	16
Other debts without recourse to the Company				42	47

				1,489	1,719
Less: Unamortized financing costs				20	11

Total long-term debt				1,469	1,708
Less:
Current portion of debts of subsidiaries				6	2
Current portion of debts without recourse to the Company		(f	)	4	34

				10	36

				1,459	1,672

a)	On February 13, 2009, the Company entered into an agreement to amend its existing bank credit agreement. Under the terms of the amendment, the existing financial covenants, namely the maximum funded debt to capitalization ratio of 65% and the minimum interest coverage of 2.25x, will remain unchanged until maturity. As a result of the amendment, the interest rate applicable to borrowings outstanding was increased. The amendment also cancels the unsecured revolving credit facility in the amount of $100 million which was originally scheduled to terminate in June 2009.

As at December 31, 2009, accounts receivable and inventories totaling approximately $729 million (2008—$825 million) as well as property, plant and equipment totaling approximately $197 million (2008—$208 million) were pledged as collateral for the Company’s revolving credit facility.

b)	In 2009, the Company purchased US$26 million (2008—US$3 million) of nominal value of its 7.25% unsecured senior notes for an amount of US$15 million (2008—US$2 million). These notes were not cancelled. The gain resulting from the difference between the nominal value and the amount paid has been recorded in earnings.

c)	On November 19, 2009, the Company issued US$500 million aggregate principal amount of 7.75% senior notes due 2017 and CAN$200 million aggregate principal amount of 7.75% senior notes due 2016. The US dollar Notes were issued at a price of 98.534% of their principal amount and the Canadian dollar Notes were issued at a price of 98.670% of their principal amount, both resulting in an effective yield of 8%. On December 9, 2009, the Company also completed a US$250 million aggregate principal amount of 7.875% senior notes due 2020. These Notes were issued at a price of 98.293% of their principal amount to yield 8.125%.

The Company used the gross proceeds from these offerings of Notes to fund the purchase pursuant to its tender offer its outstanding senior notes maturing in 2013 which were cancelled. The Company used the remaining proceeds of the offerings to pay fees and expenses in connection with the offerings and the tender offer and to reduce indebtedness outstanding under the revolving portion of its credit facility.

As of December 31, 2009, the Company has purchased, for a total consideration of US$732 million including a premium of US$13 million, a total of US$530 million aggregate principal amount of 7.25% Notes and US$189 million aggregate principal amount of 6.75% Notes due 2013, leaving outstanding approximately US$116 million aggregate principal amount of 7.25% Notes and US$61 million aggregate principal amount of 6.75% Notes.

As of March 15, 2010, the Company has purchased, for a total consideration of US$158 million, including a premium of US$3 million, a total of US$106 million aggregate principal amount of 7.25% Notes and US$49 million aggregate principal amount of 6.75% Notes due 2013. Approximately US$10 million aggregate principal amount of 7.25% Notes and approximately US$12 million aggregate principal amount of 6.75% Notes remain outstanding.

d)	As at December 31, 2009, the long-term debt included amounts denominated in foreign currencies of US$974 million and €55 million (December 31, 2008—US$1,035 million and €75 million).
CASCADES — ANNUAL REPORT 2009

e)	The estimated aggregate amounts of repayments on long-term debt in each of the next five years are as follows:

Years ending December 31,
2010	10
2011	173
2012	121
2013	193
2014	8
Thereafter	984

f)	As at December 31, 2008, Reno De Medici S.p.A. (RdM) was not in compliance with certain contractual obligations under two loans signed in 2006 with its lenders. As a result, the long-term debt in the amount of $32 million (€19 million) is presented in the current portion. In 2009, RdM resolved this matter with its lenders.

g)	In 2009 a 73% -owned subsidiary of the Company (Metro Waste) completed a long-term financing for its activities and repaid the temporary loan that had been provided in 2008. During the second quarter of 2009, the Company provided a limited quarantee for this financing, for a maximum amount of $10 millions.
Note 10 Other liabilities

	Note		2009	2008

Employee future benefits	16	(b)	121	124
Future income taxes	14	(c)	209	199
Fair value of derivative financial liabilities	18.3		60	43
Non-controlling interest			21	22
Other			34	25

			445	413
Less: Current portion, included in accounts payable and accrued liabilities			14	36

Total other liabilities			431	377

Note 11 Capital stock
a) Capital risk management
Capital is defined as long-term debt, bank loans and advances net of cash and cash equivalents and shareholders’ equity which includes capital stock.

	2009	2008

Cash and cash equivalents	(19)	(11)
Bank loans and advances	83	104
Long-term debt, including current portion	1,469	1,708

	1,533	1,801
Shareholders’ equity	1,304	1,256

Total capital	2,837	3,057

The Company’s objectives when managing capital are:
•	to safeguard its ability to continue as a going concern in order to provide returns to shareholders;

•	to maintain an optimal capital structure and reduce the cost of capital;

•	to make proper capital investments that are significant to ensure the Company remains competitive;

•	to redeem common shares based on an annual redemption program.
The Company sets the amount of capital in proportion to risk. The Company manages its capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares and acquire or sell assets to improve its financial performance and flexibility.
The Company monitors capital on monthly and quarterly bases based on different financial ratios and non-financial performance indicators. Also, the Company must conform to certain financial ratios under its various credit agreements. These are a maximum ratio of funded debt to capitalization of 65% and a minimum interest coverage ratio of 2.25x. The Company must also comply with a consolidated interest coverage ratio to incur additional debt. Funded debt is defined as liabilities as per the consolidated balance sheet, including guarantees and liens granted in respect of funded debt of another person and the mark-to-market value of hedging agreements relating to obligations for money borrowed or raised in US dollars. It excludes other long-term liabilities, trade accounts payable, obligations under operating leases and other accrued obligations (2009—$1,553 million; 2008—$1,714 million). The capitalization ratio is calculated as “shareholders’
CASCADES — ANNUAL REPORT 2009

equity” as shown in the consolidated balance sheet plus the funded debt. The interest coverage ratio is defined as EBITDA to interest expense. The EBITDA is defined as net income of the last four quarters plus interest expense, income taxes, amortization and depreciation, expense for stock options and dividends received from a person who is not a credit party (2009—443$ million; 2008—$285 million). Excluded from net income are share of results of equity investments and gains or losses from non-recurring items. Interest expense is calculated as interest and financial charges determined in accordance with Canadian GAAP plus any capitalized interest. It excludes the amortization of deferred financing costs, upfront and financing costs and unrealized gains or losses arising from hedging agreements. It also excludes any gains or losses on the translation of any long-term debt denominated in a foreign currency. The consolidated interest coverage ratio to incur additional debt is calculated as defined in the senior notes Indentures dated February 5, 2003 and December 3, 2009.
As of December 31, 2009, the funded debt to capitalization ratio stood at 54.4% and the interest coverage ratio was 4.82x. The Company is in compliance with the ratio requirements of its lenders which were successfully renegotiated on February 13, 2009 as described above. If cash is available, the Company will use it to reduce its revolving facility utilization.
The Company’s credit facility is subject to customary terms and conditions for loans of this nature, including limits on incurring additional indebtedness and granting liens or selling assets without the consent of the lenders.
The unsecured senior notes are subject to customary covenants restricting the Company’s ability to, among other things, incur additional debt, pay dividends and make other restricted payments as defined in the Indentures dated February 5, 2003 and December 3, 2009.
The Company has an annual share redemption program in place to redeem its outstanding common shares when the market price is judged appropriate by management. In addition to limitations to the normal course issuer bid, the Company’s ability to redeem common shares is limited by its senior notes indenture.
b) Issued and outstanding
The authorized capital stock of the Company consists of an unlimited number of common shares, without nominal value, and an unlimited number of Class A and B shares issuable in series without nominal value. Over the past two years, the common shares have fluctuated as follows:

			2009		2008
			Number		Number
	Note		of shares	$	of shares	$

Balance—Beginning of year			98,548,851	506	99,144,351	509
Redemption of common shares	(c	)	(1,340,318)	(7)	(595,500)	(3)

Balance—End of year			97,208,533	499	98,548,851	506

c) Redemption of common shares
In 2009, in the normal course of business, the Company renewed its redemption program of a maximum of 4,917,212 common shares with the Toronto Stock Exchange, which shares represent approximately 5% of issued and outstanding common shares. The redemption authorization is valid from March 13, 2009 to March 12, 2010. In 2009, the Company redeemed 1,340,318 common shares under this program for a consideration of approximately $4 million (2008—$4 million; 2007—$5 million).
d) Employee stock options
Under the terms of a share option plan adopted on December 15, 1998 for officers and key employees of the Company, 6,300,075 common shares are specifically reserved for issuance. Each option will expire at a date varying from 3 to 10 years following the grant date of the option. The exercise price of an option shall not be lower than the market value of the share at the date of grant, determined as the average of the closing price of the share on the Toronto Stock Exchange on the five trading days preceding the date of grant. The terms for exercising the options granted before December 31, 2003 are 25% of the number of shares under option within 12 months after the date of grant, and up to an additional 25% every 12 months after the first, second and third anniversary dates of grant. The terms for exercising the options granted in 2004 and thereafter are 25% of the number of shares under option within 12 months after the first anniversary date of grant, and up to an additional 25% every 12 months after the second, third and fourth anniversary dates of grant. The stock-based compensation cost related to these options amounted to $2 million (2008—$1 million; 2007—$1 million).
Changes in the number of options outstanding as at December 31 are as follows:

	2009		2008		2007
		Weighted		Weighted		Weighted
		average		average		average
	Number	exercise price	Number	exercise price	Number	exercise price
	of options	$	of options	$	of options	$

Beginning of year	2,903,506	10.61	2,459,056	11.28	2,315,391	11.14
Granted	2,168,095	2.65	539,384	7.81	422,068	11.83
Exercised	—	—	—	—	(103,397)	7.76
Forfeited	(188,398)	12.12	(94,934)	12.00	(175,006)	12.78
Expired	(279,608)	8.22	—	—	—	—

End of year	4,603,595	6.93	2,903,506	10.61	2,459,056	11.28

Options exercisable—End of year	1,907,130	11.03	31,496	8.29	31,496	8.29

CASCADES — ANNUAL REPORT 2009

The following options were outstanding as at December 31, 2009:

	Options outstanding		Options exercisable
		Weighted		Weighted
		average		average
	Number	exercise price	Number	exercise price	Expiration
Year granted	of options	$	of options	$	date

2000	29,726	8.05	29,726	8.05	2010
2001	263,550	6.82	263,550	6.82	2011
2002	160,515	13.24	160,515	13.24	2012
2003	180,532	13.04	180,532	13.04	2013
2004	288,891	13.01	288,891	13.01	2014
2005	280,999	12.73	280,999	12.73	2015
2006	336,315	11.49	252,225	11.49	2016
2007	362,579	11.83	181,282	11.83	2017
2008	532,393	7.81	133,100	7.81	2018
2009	2,031,785	2.28	—	—	2019
2009	136,310	8.14	136,310	8.14	2012

	4,603,595		1,907,130

The following assumptions were used to estimate the fair value, at the date of grant, of each option issued to employees:

	2009	2008	2007

Risk-free interest rate	2.2%	4.1%	4.2%
Expected dividend yield	4.31%	2.14%	1.37%
Expected life of options	7 years	6 years	6 years
Expected volatility	41%	24%	24%
Weighted average fair value of issued options	$1.39	$1.73	$3.22

e) Share purchase plan
The Company offers to its Canadian employees a share purchase plan of its common shares. Employees can contribute voluntarily up to a maximum of 5% of their salary and, if certain conditions are met, the Company will contribute 25% of the employee’s contribution to the plan.
The shares are purchased on the market on a predetermined date each month. For the year ended December 31, 2009, the Company’s contribution to the plan amounted to $1 million (2008—$1 million; 2007—$1 million).
f) Deferred share unit plan
The Company has a Deferred Share Unit Plan for the benefit of its external directors allowing them to receive all or a portion of their annual compensation in the form of Deferred Share Units (DSUs). A DSU is a notional unit equivalent in value to the Company’s common share. Upon resignation from the Board of Directors, participants are entitled to receive the payment of their cumulated DSUs in the form of cash based on the average price of the Company’s common shares as traded on the open market during the five days before the date of the participant’s resignation.
The DSU expense and the related liability are recorded at the grant date. The liability is adjusted periodically to reflect any variation in the market value of the common shares. As at December 31, 2009, the Company had a total of 167,840 DSUs outstanding (2008—109,190), representing a long-term liability of $2 million (2008—nil).
g) Earning per share
The basic and diluted net earnings (loss) per common share are calculated as follows:

	2009	2008	2007

Net earnings (loss) available to common shareholders	60	(54)	96

Weighted average number of common shares	97.7	98.8	99.3
Dilution effect of stock options	1.2	—	—

Adjusted weighted average number of common shares	98.9	98.8	99.3

Basic net earnings (loss) per common share	0.61	(0.55)	0.96

Diluted net earnings (loss) per common share	0.60	(0.55)	0.96

In calculating diluted earnings per share for 2009, 2008 and 2007, stock options of 2,571,810, 2,903,506 and 2,429,330 respectively were excluded due to their antidilutive effect.
CASCADES — ANNUAL REPORT 2009

Note 12 Losses (gains) on disposal and other
a)	Other gains and losses are detailed as follows:

	Note		2009	2008	2007

Loss on a contribution to a joint venture	(d	)	—	5	—
Losses (gains) on disposal of property, plant and equipment and other assets	(b), (e), (f), (g	)	(2)	—	6
Legal settlement	(h	)	—	—	2
Gain on business disposal	5 (c	)	—	—	(25)
Pension plan—partial curtailment	(c	)	3	—	—

			1	5	(17)

b)	In 2009, the Company recorded a gain of $2 million on disposal of assets in the Specialty Products group for a mill in Europe that had been closed in 2006.

c)	In 2009, the Company recorded a $3 million charge that was incurred to settle a partial curtailment of one of its employee future benefit pension plans.

d)	In 2008, the Company recorded a loss of $5 million upon the formation of its interest venture RdM.

e)	On May 1, 2007, the Company sold the building of its Toronto (Pickering) tissue converting facility, closed in 2005, for an amount of $7 million. The Company realized a gain of $1 million.

f)	In 2007, the Company completed the sale of its Red Rock linerboard mill located in Ontario which had been indefinitely shut down. The agreement resulted in the Company paying the purchaser $10 million. An amount of $5 million was paid in 2007. The remaining $5 million will be paid when the purchaser will perform work on environmental issues identified at the time of sale.

g)	In 2007, the Company sold an investment in a privately held company affiliated to a related director for a cash consideration and a gain of $3 million.

h)	In 2007, the Company recorded a provision of $2 million as a settlement related to the action filed by ServiceCore, Inc.
Note 13 Impairment and other restructuring costs
2009
In 2009, the Company recorded a charge of $1 million to terminate the lease of the building used for the Bakersfield operation, which had been closed in 2008. The Company also recorded additional charges of $5 million in 2009 following the closure of its Toronto recycled boxboard mill in 2008.
On April 2, 2009, the Company announced the closure of its Québec City corrugated product plant and recorded an impairment charge of $3 million on property, plant and equipment and inventories, and a charge for severance costs of $4 million in 2009.
In 2009, the Company reviewed the status of the Fjordcell pulp mill that was temporary closed in 2006 and concluded that the reopening was unlikely to occur and thus recorded an impairment charge on the assets of $37 million.
The Company also incurred impairment and restructuring charges totaling $2 million in the Boxboard sector and $3 million in the Containerboard converting sector. Finally, the Company recorded an impairment charge of $3 million on certain equipment in the Specialty Products and Tissue Papers sectors. Restructuring action plans and assets put out of service led to these charges.
2008
In 2008, the Company closed the operations of its Dopaco converting plant located in Bakersfield, California. The Company recorded a provision of $3 million. The Company announced the restructuring of its North American boxboard operations with its containerboard operations. As a result of this change, the Company recorded a restructuring provision of $6 million. Following the temporary closure of the Toronto boxboard mill discussed above, the Company recorded a restructuring provision of $6 million. The Company also incurred restructuring costs in the amount of $3 million as a result of several cost reduction measures in its Tissue Papers and Specialty Products groups as well as to its Larochette boxboard mill in France. The Company also recorded an impairment of $2 million on the property, plant and equipment of one waste paper recovery centre of the Specialty Products group that ceased its operations.
The Company also recorded an additional provision of $5 million related to the pension plan settlement and other closure costs of its Red Rock containerboard mill closed in 2006. The Company recorded an impairment charge of $4 million on the remaining value of the property, plant and equipment of this mill. This group also recorded an impairment charge of $1 million on equipment of the converting sector and $1 million of restructuring costs in 2008.
In 2008, the Company’s joint venture RdM announced the definite closure of one machine at its Blendecques boxboard mill in France. This decision resulted in a closure and restructuring cost provision of $3 million and an impairment charge of $1 million. These amounts represent the Company’s share of the results of RdM.
As a result of the impairment test performed on its goodwill, the Company recorded an impairment charge of $8 million in 2008 related to the goodwill allocated to the boxboard manufacturing mills.
2007
In 2007, the Company recorded closure and restructuring provisions relating to the permanent closure of its Red Rock containerboard mill. The Company also recorded an impairment charge on property, plant and equipment not in service in the Containerboard group. The Company also recorded severance provisions following a restructuring program announced at its St-Jérôme, Québec, fine paper mill.
CASCADES — ANNUAL REPORT 2009

a) The impairment charges and closure and restructuring costs are detailed as follows:

	2009		2008		2007
		Closure and		Closure and		Closure and
		restructuring		restructuring		restructuring
	Impairment	costs	Impairment	costs	Impairment	costs

Boxboard—Toronto	—	5	—	6	—	—
Boxboard—Corporate	2	—	—	6	—	—
Boxboard—Fjordcell	37	—	—	—	—	—
Boxboard—Dopaco (Bakersfield)	—	1	—	3	—	—
Boxboard—Europe (La Rochette)	—	—	—	1	—	—
Boxboard—RdM (Blendecques)	—	—	1	3	—	—
Boxboard—Goodwill (manufacturing)	—	—	8	—	—	—
Containerboard—Red Rock and others	—	—	5	6	3	5
Containerboard—Converting	4	6	—	—	—	—
Specialty products	2	—	2	1	—	1
Tissue	1	—	—	1	—	—

	46	12	16	27	3	6

b) The following table shows the reconciliation of all closure and restructuring cost provisions. The balance as at December 31, 2009 is expected to be paid in 2010. It includes the provisions presented in discontinued operations:

	2009	2008	2007

Balance—Beginning of year	22	19	47
Additional provisions
Severance and pension liability	11	26	7
Writedown of inventories	—	—	4
Others	1	1	16
Non-monetary items
Writedown of inventories	—	—	(4)
Pension liability adjustments and others	(5)	—	(7)
Closure and restructuring cost payments	(16)	(24)	(44)

Balance—End of year	13	22	19

Note 14 Income taxes
a)	The provision for (recovery of) income taxes is as follows:

	2009	2008	2007

Current	30	20	33
Future	(7)	(52)	(22)

	23	(32)	11

CASCADES — ANNUAL REPORT 2009

b)	The provision for income taxes based on the effective income tax rate differs from the provision for income taxes based on the combined basic rate for the following reasons:

	2009	2008	2007

Provision for (recovery of) income taxes based on the combined basic Canadian and provincial income tax rate	20	(35)	34

Adjustment for income taxes arising from the following:
Difference in statutory income tax rate of foreign operations	4	(2)	(9)
Unrecognized tax benefit arising from current losses	1	10	9
Non-taxable portion of foreign exchange gain (loss) on long-term debt	(12)	38	(10)
Permanent differences [1]	16	(32)	(1)
Permanent differences—others	—	(4)	—
Decrease in future income taxes resulting from a substantively enacted change in tax rates	(5)	—	(16)
Others	(1)	(7)	4

	3	3	(23)

Provision for (recovery of) income taxes	23	(32)	11

1	The amount of $16 million for the year ended December 31, 2009 (2008—$(32) million; 2007—$(1) million) represents the non-taxable portion of the gain realized on various transactions in 2008 with respect mainly to foreign exchange derivative contracts (see note 18).
c)	Future income taxes include the following items:

	2009	2008

Future income tax assets
Tax benefit arising from income tax losses	165	206
Employee future benefits	29	28
Unused tax credits and expenses on research not deducted	31	27
Valuation allowance	(64)	(84)
Others	20	25

	181	202

Future income tax liabilities
Property, plant and equipment	251	274
Foreign exchange gain on long-term debt	48	30
Employee future benefits	22	20
Other assets	31	39
Others	32	26

	384	389

Future income taxes	(203)	(187)

Future income taxes included in Accounts receivable	6	12
Future income taxes included in Other liabilities	(209)	(199)

	(203)	(187)

CASCADES — ANNUAL REPORT 2009

d)	The Company has accumulated losses for income tax purposes amounting to approximately $492 million which may be carried forward to reduce taxable income in future years. The future tax benefit resulting from the deferral of $324 million of these losses has been recognized in the accounts as a future income tax asset. Income tax losses as at December 31, 2009 are detailed as follows:

	Unrecognized	Recognized
	tax losses	tax losses	Total tax losses	Maturity

Canada	—	—	—	2010
	—	18	18	2014
	—	42	42	2015
	—	17	17	2026
	—	29	29	2027
	—	5	5	2028
	—	40	40	2029
United States	2	—	2	2012
	2	4	6	2018
	1	13	14	2019
	3	5	8	2020
	—	7	7	2021
	—	5	5	2022
	—	7	7	2023
Europe	160	132	292	Indefinitely

	168	324	492

Note 15 Additional information
a)	Changes in non-cash working capital components are detailed as follows:

	2009	2008	2007

Accounts receivable	43	14	(47)
Inventories	21	10	(47)
Accounts payable and accrued liabilities	(12)	(55)	5

	52	(31)	(89)

b)	Additional information

	2009	2008	2007

Interest paid	110	97	108
Income taxes paid	30	22	21

c)	Financing expenses

	2009	2008	2007

Interest on long-term debt, net of the impact of interest rate swaps	95	100	99
Interest income	(1)	(2)	(3)
Amortization of financing costs	4	4	3
Other interest and banking fees	3	—	3

	101	102	102

CASCADES — ANNUAL REPORT 2009

Note 16 Employee future benefits
a)	The expense for employee future benefits as at December 31 is as follows:

	2009		2008
	Pension plans	Other plans	Pension plans	Other plans

Current service costs	9	2	13	3
Interest cost	35	6	34	5
Past service costs	1	—	2	—
Actual return on plan assets	(86)	—	91	—
Actuarial gains (losses) on accrued benefit obligation	84	13	(100)	(18)
Curtailment and settlement	4	—	6	(3)
Others	(2)	(2)	4	3

Benefit costs before adjustments to recognize long-term nature of employee future benefit costs	45	19	50	(10)

Difference between expected return and actual return on plan assets for the year	53	—	(133)	—
Difference between actuarial loss for the year and actuarial loss or gain on accrued benefit obligation for the year	(81)	(13)	101	17
Difference between amortization of past service costs and actual plan amendments for the year	1	—	—	—
Others	5	4	(4)	(3)

Adjustments to recognize long-term nature of employee future benefit costs	(22)	(9)	(36)	14

Recognized costs for defined benefit pension plans	23	10	14	4
Recognized costs for defined contribution pension plans	20	—	21	—

Total expense for employee future benefits	43	10	35	4

Total cash payments for employee future benefits for 2009, consisting of cash contributed by the Company to its funded pension plans, including its defined contribution plans, and cash payments made directly to beneficiaries for its unfunded other benefit plans, including its collective RRSPs, amount to $55 million (2008—$59 million). Total estimated cash payments for employee future benefits are $49 million for 2010.

CASCADES — ANNUAL REPORT 2009

b) The funded status of the defined benefit plans and the other complementary retirement benefit plans and post-employment benefit plans as at December 31 are as follows:

	2009		2008
	Pension plans	Other plans	Pension plans	Other plans

Accrued benefit obligation
Beginning of year	493	92	629	110
Current service costs	9	2	13	3
Interest cost	35	6	34	5
Employees’ contributions	4	—	4	—
Actuarial gains (losses)	84	13	(100)	(18)
Benefits paid	(57)	(6)	(40)	(7)
Business acquisitions, disposals and closures	—	—	(56)	(4)
Past service costs	1	—	2	—
Others	(5)	(2)	7	3

End of year	564	105	493	92

Plan assets
Beginning of year	476	—	626	—
Actual return on plan assets	86	—	(91)	—
Employer’s contributions	28	6	31	7
Employees’ contributions	4	—	4	—
Benefits paid	(57)	(6)	(40)	(7)
Business acquisitions, disposals and closures	(4)	—	(57)	—
Others	(2)	—	3	—

End of year	531	—	476	—

Reconciliation of funded status
Fair value of plan assets	531	—	476	—
Accrued benefit obligation	564	105	493	92

Funded status of plan—deficit	(33)	(105)	(17)	(92)
Unrecognized net actuarial gains (losses)	103	(2)	81	(14)
Unamortized transitional balance	(2)	(1)	(2)	(1)
Unamortized past service costs	19	3	20	4
Others	(4)	(2)	(5)	(1)

Accrued benefit asset (liability)—End of year	83	(107)	77	(104)

The net amount recognized on the balance sheet as at December 31 is detailed as follows:

	2009			2008
	Pension plans	Other plans	Total	Pension plans	Other plans	Total

Employee future benefit asset, included in Other assets	97	—	97	97	—	97
Employee future benefit liability, included in Other liabilities	(14)	(107)	(121)	(20)	(104)	(124)

	83	(107)	(24)	77	(104)	(27)

c)	The following amounts relate to plans that are not fully funded as at December 31:

	2009		2008
	Pension plans	Other plans	Pension plans	Other plans

Fair value of plan assets	144	—	217	—
Accrued benefit obligation	(202)	(105)	(268)	(92)

Funded deficit	(58)	(105)	(51)	(92)

CASCADES — ANNUAL REPORT 2009

d)	The main actuarial assumptions adopted in measuring the accrued benefit obligation and expenses as at December 31 are as follows:

	2009		2008
	Pension plans	Other plans	Pension plans	Other plans

Accrued benefit obligation as at December 31
Discount rate	6.00%	6.00%	7.50%	7.50%
Rate of compensation increase	3.00% to 3.75%	2.25% to 3.50%	2.50% to 3.75%	2.25% to 3.90%
Benefit costs for years ended December 31
Discount rate	7.50%	7.50%	5.50%	5.50%
Expected long-term return on assets	7.00%	—	7.00%	—
Rate of compensation increase	2.50% to 3.75%	2.25% to 3.90%	2.00 to 3.75%	2.00 to 3.75%
Assumed health care cost trend rates at December 31
Rate increase in health care costs		9.00% to 9.50%		9.20% to 10.00%
Cost trend rates decline to		5.00%		5.00%
Year the rate should stabilize		2018		2018
e)	Assumed rate increases in health care costs have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects for 2009:

	Increase of 1%	Decrease of 1%

Current service costs and interest cost	—	—

Accrued benefit obligation—End of year	3	(3)

f)	The plan assets allocation and investment target allocation as at December 31 are detailed as follows:

	2009	2008

Plan assets allocation
Money market	—	3%
Debt securities	40%	39%
Equity securities	60%	58%

Total	100%	100%

The plan assets do not include shares or debt securities of the Company. Annual benefit annuities, of an approximate value of $3 million, are pledged by insurance contracts established by the Company.

	2009	2008

Investment target allocation
Money market or others	4%	6%
Debt securities	34%	43%
Equity securities	62%	51%

Total	100%	100%

Target allocation is established so as to maximize return while considering an acceptable level of risk in order to meet the plan obligations on a long-term basis.
Investment objectives for the plan assets are the following: optimizing return while considering an acceptable level of risk, maintaining an adequate diversification, controlling the risk according to different asset categories, and maintaining a long-term objective of return on investments.
Investment guidance is established for each investment manager. It includes parameters that must be followed by managers and presents criteria for diversification, non-eligible assets and minimum quality of investments as well as for return objectives. Unless indicated otherwise, the managers cannot use any derivative product or invest more than 10% of their assets in one particular security.

CASCADES — ANNUAL REPORT 2009

g)	Estimated future benefit payments
Future benefit payments for defined benefit pension plans and other post-employment benefits, taking into consideration future participation, are estimated as follows:

	Pension plans	Other plans

Years ending December 31,
2010	49	6
2011	37	7
2012	38	7
2013	39	7
2014	69	8
2015-2019	205	45
Note 17 Commitments and contingencies
a)	Future minimum payments under operating leases and other commercial commitments (mainly composed of raw materials, natural gas, steam and electricity) are as follows:

	Operating	Other commercial
	leases	commitments

Years ending December 31,
2010	39	143
2011	29	82
2012	24	51
2013	18	41
2014	14	32
Thereafter	39	88
b)	In the normal course of operations, the Company is party to various legal actions and contingencies, mostly related to contract disputes, environmental and product warranty claims, and labour issues. While the final outcome with respect to legal actions outstanding or pending as at December 31, 2009 cannot be predicted with certainty, it is management’s opinion that the outcome will not have a material adverse effect on the Company’s consolidated financial position, results of its operations or its cash flows.

c)	The Company is currently working with representatives of the Ontario Ministry of the environment (MOE)-Northern Region, regarding its potential responsibility for an environmental impact identified at its former Thunder Bay facility (the “Mill”). The MOE has requested that the Company look into a management site plan relating to the sediment quality adjacent to the Mill’s lagoon. Several meetings have been held during the year with the MOE and AbitibiBowater Inc., a former owner of the facility who has recently filed for court protection in Canada and the United States. A study on the sediment quality and potential remediation options has commenced. Although a loss is probable, it is not possible at this time to estimate the Company’s obligation because of the uncertainty surrounding the extent of the environmental impact, the potential remediation alternatives, the concurrence of the MOE and AbitibiBowater Inc.’s capacity to assume its proportionate share of responsibility.

CASCADES — ANNUAL REPORT 2009

Note 18 Financial instruments
18.1 Classification of financial instruments
The classification of financial instruments as at December 31, 2009 and 2008, along with the respective carrying amounts and fair values, is as follows:

	2009		2008
	Carrying amount	Fair value	Carrying amount	Fair value

Financial assets held for trading
Cash and cash equivalents (i)	19	19	11	11
Derivatives (note 18.4)	5	5	—	—
Financial assets available for sale
Other investments	7	7	3	3
Investment in share held for trading (ii)	3	3	2	2
Loans and receivables
Accounts receivable (i)	543	543	657	657
Notes receivables (i)	9	9	8	8
Financial liabilities held for trading
Derivatives (note 18.4)	33	33	26	26
Other financial liabilities
Bank loans and advances (i)	83	83	104	104
Accounts payable and accrued liabilities (i)	505	505	586	586
Long-term debt (iii)	1,469	1,483	1,708	1,150
Derivatives designated as hedge
Asset derivatives	14	14	15	15
Liability derivatives	27	27	19	19
18.2 Determining the fair value of financial instruments
The fair value of a financial instrument is the amount of consideration that would be agreed upon in an arm’s length transaction between knowledgeable, willing parties who are under no compulsion to act.
(i)	The fair values of cash and cash equivalents, accounts receivable, notes receivable, bank loans and advances, accounts payable and accrued liabilities approximate their carrying amounts due to their relative short maturities.

(ii)	The fair value of other investments is based on observable market data and mainly represents the Company’s investment in Junex Inc. which is quoted on the canadian stock exchange.

(iii)	The fair value of long-term debt is based on observable market data and on the calculation of discounted cash flows. Discount rates were determined based on local government bond yields adjusted for the risks specific to each of the borrowings and for the credit market liquidity conditions.

CASCADES — ANNUAL REPORT 2009

18.3 hierarchy of financial assets and liabilities measured at Fair value
The following table presents information about the Company’s financial assets and financial liabilities measured at fair value on a recurring basis as of December 31, 2009 and 2008 and indicates the fair value hierarchy of our valuation techniques to determine such fair value. Three levels of inputs that may be used to measure fair value:
•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

		Quoted prices
		in active	Significant	Significant
		markets for	observable	unobservable
	December 31,	identical assets	inputs	inputs
	2009	(Level 1)	(Level 2)	(Level 3)

Financial assets
Cash and cash equivalents	19	19
Other investments	7	7
Investments in share held for trading	3	3
Derivative financial assets	19	—	19	—

Total	48	29	19	—

Financial liabilities
Derivative financial liabilities	60	—	60	—

Total	60	—	60	—

		Quoted prices
		in active	Significant	Significant
		markets for	observable	unobservable
	December 31,	identical assets	inputs	inputs
	2008	(Level 1)	(Level 2)	(Level 3)

Financial assets
Cash and cash equivalents	11	11
Other investments	3	3
Investments in share held for trading	2	2
Derivative financial assets	15	—	15	—

Total	31	16	15	—

Financial liabilities
Derivative financial liabilities	43	—	43	—

Total	43	—	43	—

18.4 Financial risk management
The Company’s activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, cash flow interest rate risk and price risk), credit risk and liquidity risk. The Company’s overall risk management program focuses on the unpredictability of the financial market and seeks to minimize potential adverse effects on the Company’s financial performance. The Company uses derivative financial instruments to hedge certain risk exposures.
Risk management is carried out by a central treasury department and management committee acting under policies approved by the Board of Directors. They identify, evaluate and hedge financial risks in close cooperation with the business units. The board provides guidance for overall risk management, covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.
a) Market risk
(I) CURRENCY RISK
The Company operates internationally and is exposed to foreign exchange risks arising from various currencies as a result of its export of goods produced in Canada, the United States, France and Germany. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities, and net investments in foreign operations. These risks are partially covered by purchases, debt and forward exchange contracts.
Management has implemented a policy to manage foreign exchange risk against its functional currency. The Company’s risk management policy is to hedge 50% to 90% of anticipated cash flows in each major foreign currency for the subsequent 12 to 36 months.
In 2009, approximately 25% of sales from the Canadian operations were made to the United States and 21% of sales from European operations (excluding Sweden and Italy) were made in countries whose currencies were other than the euro. The Company’s operation in

CASCADES — ANNUAL REPORT 2009

Sweden is also exposed to currency risk, mainly the euro and the British pound (GBP). Total sales for 2009 from our Swedish operations impacted by the euro or the GBP were approximately CAN$34 million.
The Company manages the foreign exchange exposure by entering into various foreign exchange forward contracts and currency option instruments related to anticipated sales, purchases, interest expense and repayment of long—term debt. The Company may designate these foreign exchange forward contracts as a cash flow hedge of future anticipated sales, purchases, interest expense and repayment of long-term debt denominated in foreign currencies. Gains or losses from these derivative financial instruments designated as hedges are recorded in accumulated other comprehensive income net of related income taxes and are reclassified to earnings as adjustments to sales, cost of sales, interest expense or foreign exchange on long—term debt in the same period as the respective hedged item affects earnings.
The following table summarizes the Company’s commitments to buy and sell foreign currencies as at December 31, 2009 and 2008:

	2009
			Notional amount		Fair value
	Exchange rate	Maturity	(in millions)		(in millions)

Repayment of long-term debt[1]
Derivatives designated as cash flow hedges and reclassified into Income in Foreign exchange loss (gain) on long-term debt (effective portion):
Foreign exchange forward contracts (US$ for CAN$)	1.1764	February 2013	US$	110.0	(12.0)
Foreign exchange forward contracts (US$ for CAN$)	1.1945	May 2013	US$	50.0	(6.2)

Total					(18.2)

Derivatives designated as held for trading and reclassified into Income in Foreign exchange loss (gain) on long-term debt (effective portion):
Foreign exchange forward contracts (US$ for CAN$)	1.2018	February 2013	US$	200	(26.4)
Currency option sold to buy US$ (US$ for CAN$)	1.0113	February 2013	US$	37.5	(3.0)

Total					(29.4)

Gain (loss) on derivative financial instruments					(47.6)

Forecasted sales
Derivatives designated as cash flow hedges and reclassified into Income in Sales (effective portion):
Foreign exchange forward contracts (US$ for CAN$)	1.0505	January 2010	US$	165	0.1
Foreign exchange forward contracts (US$ for CAN$)	1.1925	0 to 12 months	US$	51.5	7.1
Foreign exchange forward contracts (US$ for CAN$)	1.1596	13 to 24 months	US$	40.0	4.1
Foreign exchange forward contracts (€ for US$)	1.4457	0 to 12 months	US$	1.8	—
Foreign exchange forward contracts (GBP for SEK)	11.3533	0 to 12 months	GBP	2.2	—
Foreign exchange forward contracts (€ for SEK)	10.3926	0 to 12 months		€9.6	0.2
Foreign exchange forward contracts (GBP for €)	1.1124	0 to 12 months	GBP	1.0	—
Currency option instruments (GBP for €)	1.1000	0 to 12 months	GBP	0.9	—

Total					11.5

Derivatives designated as held for trading and reclassified into Income in Sales (effective portion):
Currency option instruments (US$ for CAN$)	1.2397	0 to 12 months	US$	30.0	5.5

Total					5.5

Forecasted purchases
Hedge of forecasted purchases designated as cash flow hedges and reclassified into Income in Cost of sales (effective portion):
Foreign exchange forward contracts (US$ for CAN$)	1.2237	0 to 12 months	US$	3.6	(0.6)
Foreign exchange forward contracts (US$ for CAN$)	1.1640	13 to 24 months	US$	3.9	(0.4)

Total					(1.0)

1	On July 1, 2008, the Company designated as cash flow hedges of repayment of long-term denominated in U.S. dollars foreign exchange forward contracts amounting to US$850 million.

In October 2008, the Company terminated, prior to maturity, foreign exchange forward contracts amounting to US$837.5 million for net cash proceeds of approximately $150 million. As these contracts were designated, as cash flow hedges, their fair value increment is recorded under “Accumulated Other Comprehensive Income” and will be recognized in earnings mostly in 2013. Concurrently with the termination of these instruments, the Company entered into new foreign exchange forward contracts for notional amount of US$510 million.

As a result of the repurchase of the 2013 unsecured senior noted in November and December 2009, described in note 9, the Company dedesignated and reclassified from Accumulated other comprehensive income to Foreign exchange loss (gain) on long-term debt an amount of $33 million since the hedged item ceased to exist.

CASCADES — ANNUAL REPORT 2009

	2008
			Notional amount		Fair value
	Exchange rate	Maturity	(in millions)		(in millions)

Repayment of long-term debt
Derivatives designated as cash flow hedges and reclassified into Income in Foreign exchange loss (gain) on long-term debt (effective portion):
Foreign exchange forward contracts (US$ for CAN$)	1.1740	February 2013	US$	385	4.6
Foreign exchange forward contracts (US$ for CAN$)	1.1340	May 2013	US$	125	5.8

Total					10.4

Derivatives designated as held for trading and reclassified into Income in Foreign exchange loss (gain) on long-term debt (effective portion):
Currency options bought to buy US$ (US$ for CAN$)	1.0110	February 2013	US$	12.5	2.2
Currency options sold to buy US$ (US$ for CAN$)	1.0115	February 2013	US$	25	(2.4)

Total					(0.2)

Gain (loss) on derivative financial instruments					10.2

Forecasted sales
Derivatives designated as cash flow hedges and reclassified into Income in Sales (effective portion):
Foreign exchange forward contracts (US$ for CAN$)	1.1474	0 to 12 months	US$	78	(5.1)
Foreign exchange forward contracts (US$ for CAN$)	1.1027	0 to 12 months	US$	2.4	0.4
Foreign exchange forward contracts (US$ for CAN$)	1.2433	13 to 24 months	US$	13	0.4
Foreign exchange forward contracts (US$ for €)	0.7613	0 to 12 months	US$	0.2	—
Foreign exchange forward contracts (GBP for SEK)	12.5354	0 to 12 months	GBP	2.3	0.4
Foreign exchange forward contracts (€ for SEK)	9.8164	0 to 12 months		€6.6	(1.2)
Foreign exchange forward contracts (GBP for €)	1.1285	0 to 12 months	GBP	1.2	0.2
Foreign exchange forward contracts (€ for CAN$)	1.6202	0 to 12 months		€0.5	—
Currency option instruments (US$ for €)	0.7171	0 to 12 months	US$	0.9	—
Currency option instruments (GBP for €)	1.1165	0 to 12 months	GBP	0.1	—
Currency option instruments (US$ for CAN$)	1.0767	0 to 12 months	US$	9	(1.5)

Total					(6.4)

Derivatives designated as held for trading and reclassified into Income in Sales (effective portion):
Currency option instruments (US$ for CAN$)	1.0785	0 to 12 months	US$	36.0	(10.0)
Currency option instruments (US$ for CAN$)	1.2585	13 to 24 months	US$	20	(0.3)

Total					(10.3)

Forecasted purchases
Hedge of forecasted purchases designated as cash flow hedges and reclassified into Income in Cost of sales (effective portion):
Foreign exchange forward contracts (US$ for CAN$)	1.2278	0 to 12 months	US$	1.9	—

Total					—

The fair values of foreign exchange forward contracts and currency options are determined using a generally accepted technique, namely the discounted value of the difference between the value of the contract at expiry calculated using the contracted exchange rate and the exchange rate the financial institution would use if it renegotiated the same contract under the same conditions as at the balance sheet date. The discount rates are adjusted for the credit risk of the Company or of the counterparty, as applicable. When determining credit risk adjustments, the Company considers master netting agreements, if applicable.
In 2009, if the Canadian dollar had strengthened by $0.01 against the U.S. dollar on average for the year with all other variables held constant, the operating income before depreciation for the year would have been approximately $5 million lower, based on the net exposure of the total U.S. sales less U.S. purchases of the Company’s Canadian operations and the operating income before depreciation of the Company’s U.S. operations but excluding the effect of this change on the denominated working capital components. The interest expense would have been approximately $1 million lower arising mainly from the Company’s U.S. dollar denominated unsecured senior notes.
In 2009, if the Canadian dollar had strengthened by $0.01 against the euro with all other variables held constant, the operating income before depreciation for the year would not have changed following the translation of the operating income of the Company’s European operations.
Currency risk on translation of self-sustaining foreign subsidiaries
The Company has certain investments in foreign operations whose net assets are exposed to foreign currency translation risk. The Company may designate part of its long-term debt denominated in foreign currencies as a hedge of the net investment in self-sustaining

CASCADES — ANNUAL REPORT 2009

foreign subsidiaries. Gains or losses resulting from the translation to Canadian dollars of long-term debt denominated in foreign currencies and designated as net investment hedges are recorded in accumulated other comprehensive income net of related income taxes.
The table below shows the effect on consolidated equity of a 10% change in the value of the Canadian dollar against the U.S. dollar and the euro as at December 31. The calculation includes the effect of currency hedge of net investment in US foreign entities and assumes that no changes occur other than a single currency exchange rate movement.
The exposures used in the calculations are the foreign currency denominated equity and the hedging level as a December 31, with the hedging instruments being the long-term debt denominated in U.S. dollars.
Consolidated shareholder’s equity: Currency effect before tax of a 10% movement

	2009			2008
(in millions of Canadian dollars)	Before hedges	Hedges	Net impact	Before hedges	Hedges	Net impact

10% change in the CAN/U.S. rate	62	56	6	67	50	17
10% change in the CAN/euro rate	20	—	20	19	—	19
(II) PRICE RISK
The Company is exposed to commodity price risk on old corrugated containers, electricity and natural gas. The Company uses derivative commodity contracts to help manage its production costs. The Company may designate these derivatives as cash flow hedges of anticipated purchases of raw materials, natural gas and electricity. Gains or losses from these derivative financial instruments designated as hedges are recorded in accumulated other comprehensive income net of related income taxes and are reclassified to earnings as adjustments to cost of sales in the same period as the respective hedged item affects earnings.
The fair value of these contracts is as follows:

	2009
Forecasted purchases	Quantity	Maturity	Fair value

Derivatives designated as held for trading and reclassified in cost of sales
Old corrugated containers	87,000 s.t.	2010 to 2011	(2.8)
Sorted office papers	3,600 s.t.	2010	—
Derivatives designated as cash flow hedges and reclassified in cost of sales (effective portion)
Electricity	332,880 MWh	2010 to 2012	(0.1)
Oil Gulf cost	143,100 baril	2010 to 2011	3.2
Natural gas:
Canadian portfolio	4,250,200 GJ	2010 to 2014	(2.4)
U.S. porfolio	5,374,780 mmBtu	2010 to 2013	(6.1)

	2008
Forecasted purchases	Quantity	Maturity	Fair value

Derivatives designated as held for trading and reclassified in cost of sales
Old corrugated containers	141,000 s.t.	2009 to 2011	(10.8)
Sorted office papers	10,800 s.t.	2009 to 2010	(0.2)
Derivatives designated as cash flow hedges and reclassified in cost of sales (effective portion)
Electricity	209,364 MWh	2009 to 2011	(3.4)
Oil Gulf cost	48,000 baril	2009	(0.3)
Natural gas:
Canadian portfolio	2,507,000 GJ	2009 to 2012	0.7
U.S. porfolio	3,710,500 mmBtu	2009 to 2013	(8.3)
The fair value of derivative financial instruments other than options is established utilizing a discounted future expected cash flows method. Future expected cash flows are determined by reference to the forward price or rate prevailing on the assessment date of the underlying financial index (exchange or interest rate or commodity price) according to the contractual terms of the instrument. Future expected cash flows are discounted at an interest rate reflecting both the maturity of each flow and the credit risk of the party to the contract for which it represents a liability (subject to the application of relevant credit support enhancements). The fair value of derivative financial instruments that represent options is established utilizing similar methods that reflect the impact of the potential volatility of the financial index underlying the option on future expected cash flows.
The table below shows the effect of changes in the price of old corrugated containers, electricity and natural gas as at December 31. The calculation includes the effect of price hedge of these commodities and assumes that no changes occur other than a single change in price.
The exposures used in the calculations are the commodity consumption and the hedging level as at December 31, with the hedging instruments being derivative commodity contracts. It excludes commodity consumption of RdM.

CASCADES — ANNUAL REPORT 2009

Consolidated commodity consumption: Price changes effect before tax

	2009			2008
(in millions of Canadian dollars1)	Before hedges	Hedges	Net impact	Before hedges	Hedges	Net impact

US $15/s.t. change in recycled paper price	43	2	41	41	3	38
US $30/s.t. change in commercial pulp price	10	—	10	7	—	7
US $1/mmBTU. change in natural gas price	14	11	3	13	8	5
US $1/MWh change in electricity	3	1	2	3	—	3

1	Sensitivity calculated with an exchange rate of CAN$/US $1.25 for 2008 and 2009
(III) INTEREST RATE RISK
The Company has no significant interest-bearing assets.
The Company’s interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Company to cash flow interest rate risk. Borrowings issued at fixed rates expose the Company to fair value interest rate risk.
When appropriate, the Company analyzes its interest rate risk exposure. Various scenarios are simulated taking into consideration refinancing, renewal of existing positions, alternative financing and hedging. Based on these scenarios, the Company calculates the impact on earnings of a defined interest rate shift. For each simulation, the same interest rate shift is used for all currencies. The scenarios are run only for liabilities that represent the major interest-bearing positions. As at December 31, 2009, approximately 18% (2008—31%) of the Company’s long-term debt was at variable rates.
Based on the outstanding long-term debt as at December 31, 2009 the impact on interest expense of a 1% change in rate would be approximately $2.6 million (impact on net earnings is approximately $1.9 million).
In addition, the Company holds one interest rate swap agreement not designated as a hedge. This agreement, maturing in 2012, has been contracted to fix the interest rate of 9.47% on a notional amount of US$2.1 million. As at December 31, 2009, this agreement is recorded as a liability at its fair value of $0.4 million (2008—$0.6 million).
(IV) LOSS (GAIN) ON DERIVATIVE FINANCIAL INSTRUMENTS IS AS FOLLOWS:

	2009	2008	2007

Unrealized loss (gain) on derivative financial instruments	(26)	27	—
Realized loss (gain) on derivative financial instruments	8	1	(6)

	(18)	28	(6)

b) Credit risk
Credit risk arises from cash and cash equivalents, derivative financial instruments and deposits with banks and financial institutions. The Company reduces this risk by dealing with creditworthy financial institutions.
The Company is exposed to credit risk on the accounts receivable from its customers. In order to reduce this risk, the Company’s credit policies include the analysis of the financial position of its customers and the regular review of their credit limits. In addition, the Company believes there is no particular concentration of credit risks due to the geographic diversity of customers and the procedures for the management of commercial risks. Derivative financial instruments include an element of credit risk should the counterparty be unable to meet its obligations.
Trade receivables are recognized initially at fair value and are subsequently measured at amortized cost using the effective interest method, less provision for doubtful accounts. An allowance for doubtful accounts of trade receivables is established when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the trade receivable is impaired. Each trade receivable balance is evaluated separately to identify impairment. The amount of the allowance for doubtful accounts is the difference between the asset’s carrying amount and the present value of estimated cash flows. The carrying amount of the asset is reduced through the use of an allowance account, and the amount of the loss is recorded in the consolidated statement of earnings in “Selling and administrative expenses”. When a trade receivable is uncollectible, it is written off against the allowance for doubtful accounts. Subsequent recoveries of amounts previously written off are credited against “Selling and administrative expenses” in the consolidated statement of earnings.
As at December 31, 2009, approximately 6% of trade receivables is outstanding for more than 90 days from the date of invoice, while approximately 58% is current (less than 30 days) excluding RdM.
For RdM, approximately 16% of trade receivables are outstanding for more than 90 days from the date of invoice, while approximately 84% are current (as terms of payment).

CASCADES — ANNUAL REPORT 2009

c) Liquidity risk
Liquidity risk is the risk that the Company will not be able to meet its obligations as they fall due. The following are the contractual maturities of financial liabilities as at December 31, 2009:

	2009
	Carrying	Contractual	Less than	Between one	Between two	More than
	amount	cash flows	one year	and two years	and five years	five years
	$	$	$	$	$	$

Non-derivative financial liabilities:
Bank loans and advances	83	83	83	—	—	—
Accounts payable and accrued liabilities	505	505	505	—	—	—
Revolving credit facility	159	169	5	164	—	—
Term credit facility	100	109	3	3	103	—
Unsecured senior notes	1,155	1,862	91	91	435	1,245
Other debts of subsidiaries	33	33	6	6	17	4
Other debts without recourse to the Company	42	42	4	8	20	10
Legal settlement	7	7	3	3	1	—
Derivative instrument financial liabilities	60	60	5	4	51	—

	2,144	2,870	705	279	627	1,259

As at December 31, 2009, the Company had unused credit facilities of $543 million, net of outstanding letters of credit of $27 million (December 31, 2008—$307 million).

	2008
	Carrying	Contractual	Less than	Between one	Between two	More than
	amount	cash flows	one year	and two years	and five years	five years
	$	$	$	$	$	$

Non-derivative financial liabilities:
Bank loans and advances	104	104	104	—	—	—
Accounts payable andaccrued liabilities	586	586	586	—	—	—
Revolving credit facility	427	484	19	19	446	—
Term credit facility	100	118	5	5	108	—
Unsecured senior notes	1,129	1,468	81	81	1,306	—
Other debts of subsidiaries	16	10	3	1	2	4
Other debts without recourse to the Company	47	47	34	4	9	—
Legal settlement	9	9	3	3	3	—
Derivative instrument financial liabilities	43	43	31	9	3	—

	2,461	2,869	866	122	1,877	4

As at December 31, 2008, the Company had unused credit facilities of $307 million, net of outstanding letters of credit of $37 million (December 31, 2007-$293 million). The 2008 unused amount excludes the unsecured revolving credit facilities of $100 million cancelled on February 13, 2009.
The payments between two and five years include the maturity of the Company’s revolving and credit term facilities of December 2011 and October 2012 and of its unsecured senior notes of February and June 2013.

CASCADES — ANNUAL REPORT 2009

Note 19 Accumulated other comprehensive income (loss)
a)

	2009	2008	2007

Foreign currency translation of self-sustaining foreign subsidiaries, net of hedging activities and related income tax of $54 million (2008—$42 million)	88	141	(49)
Unrealized gains (losses) arising from foreign exchange forward contracts designated as cash flow hedges, net of related income taxes of $(1) million (2008—$25 million)	4	(57)	4
Unrealized losses arising from interest rate swap agreements designated as cash flow hedges net of related income tax of $1 million (2008—$1.5 million)	(2)	(2)	—
Unrealized gains arising from commodity derivative financial instruments designated as cash flow hedges, net of related income taxes of $(3) million (2008—$(3) million)	1	3	2

	91	85	(43)

b)	Change in foreign currency translation of self-sustaining foreign subsidiaries is as follows:

	2009	2008	2007

Balance—Beginning of year	141	(49)	(8)
Effect of changes in exchange rates during the year:
On net investment in self-sustaining foreign subsidiaries	(128)	176	(140)
On certain long-term debt denominated in foreign currencies designated as a hedge of net investments in self-sustaining foreign subsidiaries	87	17	119
Future income taxes on designated long-term debt	(12)	(3)	(20)

Balance—End of year	88	141	(49)

Note 20 Related party transactions
The Company entered into the following transactions with related parties:

	2009	2008	2007

Joint ventures[1]
Sales	33	30	23
Revenue from services	4	5	4
Purchases	6	7	2
Significantly influenced companies
Sales	87	74	62
Purchases	53	45	38
Entity controlled by a related director of the Company 2
Purchases	—	—	5

1	Represent the portion of transactions or balances not eliminated upon proportionate consolidation of the joint ventures.

2	Since November 2007, this entity is no longer controlled by a related director of the Company.

CASCADES — ANNUAL REPORT 2009

These transactions occurred in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.
The balance sheets as at December 31 included the following balances with related parties:

	2009	2008

Joint ventures[3]
Accounts receivable	6	6
Accounts payable	1	2
Significantly influenced companies
Accounts receivable	8	5
Accounts payable	5	3

3	Represent the portion of transactions or balances not eliminated upon proportionate consolidation of the joint ventures.
Note 21 Interests in joint ventures
a)	The major components of the interests in joint ventures in the consolidated financial statements including the transaction concluded on March 1, 2008 and relating to the combination of Reno De Medici S.p.A. (“RdM”) and the Company’s European recycled cartonboard business of Cascades S.A. are as follows:

	2009	2008	2007

Consolidated balance sheets
Current assets	124	148	25
Long-term assets	153	169	27
Current liabilities	72	144	10
Long-term debt, net	35	12	1
Cash and cash equivalents at end of year	10	5	3
Total assets	277	317	52
Total debt 1	100	85	4
Consolidated statements of earnings
Sales	322	308	86
Depreciation and amortization	15	12	3
Operating income	10	7	11
Financing expenses	4	4	—
Net earnings (loss)	1	(9)	9
Consolidated statements of cash flows
Operating activities	30	(3)	4
Investing activities	32	2	(6)
Financing activities	(57)	2	—
Additional information
Dividends received by the Company from joint ventures	4	5	5

1	Includes bank loans and advances, current portion of long-term debt, and long-term debt.

CASCADES — ANNUAL REPORT 2009

Note 22 Summary of Differences Between Canadian and United States Generally Accepted Accounting Principles
The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) which differs in certain respects from United States generally accepted accounting principles (“U.S. GAAP”). Such differences, as they relate to the Company, are summarized below.
1 U.S. GAAP Accounting Pronouncements
1.1	In February 2007, the FASB published ASC 825, “Financial Instruments”. This standard permits entities to choose to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis under a fair value option. This new standard will be effective for fiscal years beginning after November 15, 2007. The Company chose not to make this fair value accounting election for any of its financial assets and liabilities. Accordingly, any financial assets and liabilities within the scope of ASC 825 will continue to be carried at their historical amortized cost basis, adjusted for other than temporary impairments in value. As a result, the adoption of ASC 825, effective as of January 1, 2008, did not have an impact on the Company’s results of operations or financial position.

1.2	In December 2007, the FASB issued ASC 805, “Business Combinations”, which changed the accounting for business acquisitions. ASC 805, as amended by FSP No. FAS 141-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination that Arise from Contingencies,” issued in April 2009, requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration), exclude transaction costs from acquisition accounting and change accounting practices for acquisition-related restructuring costs, in-process research and development, indemnification assets and tax benefits. ASC 805, as amended, was effective for business combinations and adjustments to an acquired entity’s deferred tax asset and liability balances occurring after December 31, 2008. This standard had no immediate impact upon adoption, and was applied to business combinations completed post-2008 and to applicable adjustments to acquired entity deferred tax items occurring after December 31, 2008.

1.3	In December 2007, the Financial Accounting Standards Board (“FASB”) issued ASC 810-10, “Consolidation”. ASC 810-10 established new guidance governing the accounting for and reporting of noncontrolling interests (“NCIs”) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCIs (previously referred to as minority interests) be treated as a separate component of equity, not as a liability (as was previously the case), that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions, rather than as step acquisitions or dilution gains or losses, and that losses of a partially owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance. This standard also required changes to certain presentation and disclosure requirements. The Company adopted ASC 810-10 effective as of January 1, 2009. The provisions of the standard were applied to all NCIs prospectively, except for the presentation and disclosure requirements, which were applied retrospectively to all periods presented. As a result, upon adoption, we retroactively reclassified the “Minority interests in subsidiaries” balance previously included in other liabilities to a new component of equity with respect to NCIs in consolidated subsidiaries. The adoption also impacted certain captions previously used in our Consolidated Statements of Earnings (loss), largely identifying net loss including NCI and net loss attributable to the Company. Additional disclosures required by this standard are also reflected in our Consolidated Statement of shareholders’ equity. As at January 1st, 2009, the Company adopted the provisions of ASC 810-10 and as a result noncontrolling interest are adequately reflected in the consolidated financial statements.

1.4	In June 2008, the FASB issued ASC 260-10, “Earnings per Share”. This Staff Position states that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. ASC 260-10 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period earnings per share (“EPS”) data presented shall be adjusted retrospectively (including interim financial statements, summaries of earnings and selected financial data) to conform with the provisions of this Staff Position. The adoption of this accounting guidance did not impact our results of operations or financial position.

1.5	In December 2008, the FASB issued ASC 715, which amends Statement 132(R) to require more detailed disclosures about employers’ plan assets, including employers’ investment strategies, major categories of plan assets, concentrations of risk within plan assets, and valuation techniques used to measure the fair value of plan assets. The disclosures required by this FSP must be provided in the financial statements for fiscal years ending after December 15, 2009. The required disclosures have been added in these consolidated financial statements in the present note.

1.6	In February 2008, the FASB issued ASC 820, “Fair Value Measurements and Disclosures”, which delayed the effective date of ASC 820 for all nonrecurring fair value measurements of nonfinancial assets and liabilities until fiscal years beginning after November 15, 2008. The Company adopted the provisions of this statement with respect to its financial assets and liabilities that are measured at fair value effective January 1, 2008. The Company adopted the provisions of ASC 820 in respect of its non-financial assets and liabilities effective January 1, 2009 in the preparation of the accompanying unaudited interim consolidated financial statements. The adoption of this ASC had no impact on the Company’s financial position and results of operations.

CASCADES — ANNUAL REPORT 2009

In October 2008, the FASB issued ASC 820 “Fair Value Measurements and Disclosures”, which clarifies the application of SFAS No. 157 in cases where the market for the asset is not active. ASC 820 is effective upon issuance. The Company considered the guidance provided by the ASC in the preparation of the accompanying unaudited interim consolidated financial statements. The adoption of this FSP had no impact on the Company’s financial position and results of operations.

In April 2009, the FASB issued ASC 820 “Fair Value Measurements and Disclosures.” This ASC emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. The ASC also provides guidance on indentifying transactions that are not orderly by assessing certain factors among which are: an adequate marketing period for the asset or liability, whether the seller is in a distressed state and whether the transaction price is an outlier compared with recent transactions. The ASC finally amends the disclosure provisions of SFAS No. 157 to require entities to disclose in interim and annual periods the inputs and valuation technique(s) used to measure fair value. The adoption of this ASC had no impact on the Company’s financial position and results of operations.

1.7	On January 1, 2009, the Company adopted ASC 350, “General Intangibles Other than Goodwill”. This ASC amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). This new guidance also provides additional disclosure requirements related to recognized intangible assets. The adoption of this accounting guidance did not impact our results of operations or financial position.

1.8	On January 1, 2009, the Company adopted ASC 815, “Derivatives and Hedging.” This ASC changes the disclosure requirements for derivative instruments and hedging activities, requiring us to provide enhanced disclosures about (a) how and why we use derivative instruments, (b) how derivative instruments and related hedged items are accounted for under ASC 815-15 “Embedded Derivatives” and ASC 815-20 “Hedging” and (c) how derivative instruments and related hedged items affect our financial position, financial performance and cash flows. Also, this ASC addresses the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which is the first part of the scope exception in paragraph 11(a) of ASC 815. The adoption of this accounting guidance did not have an impact on our results of operations or financial position.

1.9	On January 1, 2009, the Company adopted ASC 840, “Leases.” This ASC addresses the accounting for nonrefundable maintenance deposits paid by the lessee to the lessor. The adoption of this accounting guidance did not impact our results of operations or financial position.

1.10	On January 1, 2009, the Company adopted ASC 323, “Investments — Equity Method and Joint Ventures.” This ASC clarifies the accounting for certain transactions and impairment considerations involving equity method investments. The adoption of this accounting guidance did not impact our results of operations or financial position.

1.11	In June 2009, the FASB issued ASC 105, “Generally Accepted Accounting Principles”, a replacement of FASB Statement No. 162” (“SFAS 162”), included in FASB ASC 105, “Generally Accepted Accounting Principles.” ASC 105 defines the new hierarchy for U.S. GAAP and explains how the FASB will use its ASC as the sole source for all authoritative guidance and replaces SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” which was issued in May 2008. ASC 105 becomes effective for us beginning with our unaudited interim consolidated financial statements for the quarter ended September 30, 2009. Since ASC 105 relates to disclosures only, the adoption of this accounting guidance has not impacted our results of operations or financial position. However, because the codification completely replaces existing standards, the consolidated financial statements reflect these changes.

1.12	SEC SAB 112 amends or rescinds portions of the interpretive guidance included in the Staff Accounting Bulletin Series in order to make consistent with current authoritative accounting and auditing guidance and Securities and Exchange Commission rules and regulations. Specifically, the staff is updating the Series in order to bring existing guidance into conformity with recent pronouncements by the FASB, namely, FAS 141R, Business Combinations, and FAS 160, Non-controlling Interests in Consolidated Financial Statement. Effective upon publication in the Federal Register. The adoption of those standards did not have a material impact on the Company’s consolidated financial statements.
2 Recent accounting pronouncements under U.S. GAAP not yet adopted
2.1	In October 2009, the FASB issued ASC 605-25, “Multiple-Element Arrangements” for arrangements with multiple deliverables under which a company is required to use its best estimate of selling price for the deliverables in an arrangement when vendor specific objective evidence or third party evidence of the selling price is not available. In addition, the residual method of allocating arrangement consideration will no longer be permitted. Under the new guidance, non-software components of tangible products and certain software components of tangible products have been removed from the scope of existing software revenue recognition guidance. Revenue for those products will be recognized in a manner similar to revenue for other tangible products. The new guidance, including the requirement for expanded qualitative and quantitative disclosures, is effective prospectively for fiscal years beginning on or after June 15, 2010, which for the Company is January 1, 2011. The Company is assessing the impact of this ASC on its consolidated financial statements.

2.2	In June 2009, the FASB issued ASC 860, “Transfers and Servicing”, which amends the derecognition guidance in SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. Some of the major changes undertaken by ASC 860 include:

CASCADES — ANNUAL REPORT 2009

Eliminating the concept of a Qualified Special Purpose Entity (“QSPE”) since the FASB believes, on the basis of recent experience, that many entities that have been accounted for as QSPEs are not truly passive, a belief that challenges the premise on which the QSPE exception was based.
Modifying the derecognition provisions in SFAS No. 140. Specifically, ASC 860 aimed to:
•	require that all arrangements made in connection with a transfer of financial assets be considered in the derecognition analysis,

•	clarify when a transferred asset is considered legally isolated from the transferor,

•	modify the requirements related to a transferee’s ability to freely pledge or exchange transferred financial assets, and

•	provide guidance on when a portion of a financial asset can be derecognized, thereby restricting the circumstances when sale accounting can be achieved to the following cases:

•	transfers of individual or groups of financial assets in their entirety and

•	transfers of participating interests
ASC 860 is effective prospectively for financial asset transfers occurring after the beginning of an entity’s first fiscal year that begins after November 15, 2009, which for the Company is January 1, 2010. Earlier application is prohibited. The Company is assessing the impact of adopting this Statement on its consolidated financial statements.

2.3	In June 2009, the FASB issued ASC 810, “Consolidation.” ASC 810 changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. Qualified special-purpose entities (“QSPEs”) will no longer be excepted from the FIN 46(R) guidance. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. ASC 810 becomes effective for us on January 1, 2010. The Company is assessing the impact of adopting this Statement on its consolidated financial statements.
3 Reconciliation to United States generally accepted accounting principles (U.S. GAAP)
These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles, which differ in certain material respects from those principles that the Company would have followed had its consolidated financial statements been prepared in accordance with U.S. GAAP. There are also additional disclosures required by U.S. GAAP and certain applicable U.S. SEC regulations, which have been provided, pursuant to the requirements of Item 18 of Form 20-F.
3.1 Reconciliation of consolidated net earnings (loss)

	Note		2009	2008	2007

Net earnings (loss) under Canadian GAAP			60	(54)	96
U.S. GAAP adjustments:
Investment tax credit	(a	)	—	(1)	—
Gain realized on formation of Norampac	(b	)	—	—	(4)
Change in fair value arising from commodity derivative financial instruments	(c	)	—	1	—
Gain on dilution	(l	)	(5)	—	—
Inventory costs	(d	)	—	(1)	6
Employee future benefits	(e	)	3	(1)	(2)
Excess of redemption price of Class B preferred shares on their paid-up capital	(f	)	—	—	(1)
Tax effect on U.S. GAAP adjustments			1	7	(5)

Net earnings (loss) under U.S. GAAP			59	(49)	90

Net earnings (loss) under U.S. GAAP from continuing operations			59	(67)	109
Net earnings (loss) under U.S. GAAP from discontinued operations			—	18	(19)

			59	(49)	90

Basic net earnings (loss) under U.S. GAAP from continuing operations per common share			0.60	(0.67)	1.10
Basic and diluted net earnings (loss) under U.S. GAAP per common share			0.60	(0.49)	0.91

Weighted average of common shares outstanding during the year			97,656,412	98,804,536	99,329,472

CASCADES — ANNUAL REPORT 2009

3.2 Statement of changes in consolidated shareholders’ equity under U.S. GAAP

2009
			Accumulated
			other		Non	Total
	Common	Contributed	comprehensive	Retained	controlling	shareholders’
	stock	surplus	income	earnings	Interest	equity

Balance as at December 31, 2008	499	12	40	696	22	1,269
Redemption of common shares	(7)	3	—	—	—	(4)
Dividends paid to Cascades’ shareholders	—	—	—	(16)	—	(16)
Net earnings for the year	—	—	—	59	—	59
Net changes in amounts attributable to noncontrolling interests	—	—	—	—	(1)	(1)
Stock-based compensation	—	2	—	—	—	2
Other comprehensive income (net of tax)	—	—	(19)		—	(19)

Balance as at December 31, 2009	492	17	21	739	21	1,290

2008
			Accumulated
			other		Non	Total
	Common	Contributed	comprehensive	Retained	controlling	shareholders’
	Stock	surplus	income	earnings	Interest	equity

Balance as at December 31, 2007	502	11	(79)	762	25	1,219
Redemption of common shares	(3)	—	—	(1)	—	(4)
Dividends paid to Cascades’ shareholders	—	—	—	(16)	—	(16)
Net loss for the year	—	—	—	(49)	—	(49)
Net changes in amounts attributable to noncontrolling interests	—	—	—	—	(3)	(3)
Stock-based compensation	—	1	—	—	—	1
Other comprehensive income (net of tax)	—	—	119	—	—	119

Balance as at December 31, 2008	499	12	40	696	22	1,269

CASCADES — ANNUAL REPORT 2009

2007
			Accumulated
			other		Non	Total
	Common	Contributed	comprehensive	Retained	controlling	shareholders’
	Stock	surplus	income	earnings	Interest	equity

Balance as at December 31, 2006	503	10	(40)	691	19	1,183
Redemption of common shares	(2)	—	—	(3)	—	(5)
Exercise of stock options	1	—	—	—	—	1
Dividends paid to Cascades’ shareholders	—	—	—	(16)	—	(16)
Net earnings for the year	—	—	—	90	—	90
Net changes in amounts attributable to noncontrolling interests	—	—	—	—	6	6
Stock-based compensation	—	1	—	—	—	1
Other comprehensive income (net of tax)	—	—	(39)	—	—	(39)

Balance as at December 31, 2007	502	11	(79)	762	25	1,221
Rounding	—	—	—	—	—	(2)

	502	11	(79)	762	25	1,219

3.3 Reconciliation of consolidated shareholders’ equity

	Note		2009	2008

Shareholders’ equity under Canadian GAAP			1,304	1,256
U.S. GAAP adjustments:
Investment tax credit	(a	)	5	5
Gain realized on formation of Norampac	(b	)	44	44
Employee future benefits	(e	)	(11)	(14)
Unrecognized actuarial gains and losses and past service costs on defined benefit pension and other benefit plans	(e	)	(103)	(67)
Gain on dilution	(l	)	(5)	—
Tax effect on above adjustments			28	16
Excess of redemption price of Class B preferred shares on their paid-up capital net of related taxes	(f	)	7	7
Noncontrolling interests	(j	)	21	22

Shareholders’ equity under U.S. GAAP			1,290	1,269

CASCADES — ANNUAL REPORT 2009

3.4 Reconciliation of consolidated balance sheet

	Note		2009
			Canadian		RDM	U.S.
			GAAP	Adjustments	impact (h)	GAAP

Current assets	(d	)	1,082	—	(106)	976
Property, plant and equipment	(a) (b) and (f)		1,912	35	(110)	1,837
Intangible assets, other assets and goodwill	(b) (c) and (e)		798	(42)	56	812
Total assets			3,792	(7)	(160)	3,625

Current liabilities			598	—	(101)	497
Long-term debt	(a) to (d)		1,459	20	(34)	1,445
Other liabilities	(a) (b) (e) (f) and (j)		431	(13)	(25)	393
Total liabilities			2,488	7	(160)	2,335

Shareholders’ equity	(a) (b) (e) (f) and (j)		1,304	(14)	—	1,290

	Note			2008
			Canadian		RDM impact	U.S.
			GAAP	Ajustements	(h)	GAAP

Current assets			1,248	—	(121)	1,127
Property, plant and equipment	(a) (b) and (f)		2,030	33	(110)	1,953
Intangible assets, other assets and goodwill	(b) (c) and (e)		753	(40)	57	770
Total assets			4,031	(7)	(174)	3,850

Current liabilities			726	—	(138)	588
Long-term debt	(d	)	1,672	11	(11)	1,672
Other liabilities	(a) (b) (e) (f) and (j)		377	(31)	(25)	321
Total liabilities			2,775	(20)	(174)	2,581

Shareholders’ equity	(a) (b) (e) (f) and(j)		1,256	13	—	1,269

CASCADES — ANNUAL REPORT 2009

3.5 Reconciliation of consolidated statement of earnings (loss)

	Note		2009
			Canadian GAAP	Adjustments	RDM impact (h)	U.S. GAAP

Sales			3,877	—	(224)	3,653
Costs of sales and expenses	(a) (e) and (g)		3,663	(2)	(221)	3,440

Operating income			214	2	(3)	213
Interest expense			118	—	(4)	114
Foreign exchange loss on long term debt			31	—	—	31

			65	2	1	68
Provision for income tax	(a) (e) and (g)		23	(2)	(2)	19
Share of results of significant influence companies	(l	)	(17)	5	3	(9)

Net loss including noncontrolling interests			59	(1)	—	58
Net loss attributable to noncontrolling interests			(1)	—	—	(1)

Net loss attributable to Cascades inc.			60	(1)	—	59

	Note		2008
			Canadian		RDM	U.S.
			GAAP	Adjustments	impact (h)	GAAP

Sales			4,017	—	(211)	3,806
Costs of sales and expenses	(a) (d) (e) and (g)		4,001	7	(219)	3,789

Operating income from continuing operations			16	(7)	8	17
Interest expense			102	—	(4)	98
Foreign exchange loss on long term debt			24	—	—	24

			(110)	(7)	12	(105)
Provision for income tax	(a) (e) and (g)		(32)	(12)	—	(44)
Share of results of significant influence companies			(8)	—	12	4
Net earnings from discontinued operations			(18)	—	—	(18)

Net loss including noncontrolling interests			(52)	5	—	(47)
Net loss attributable to noncontrolling interests			2	—	—	2

Net loss attributable to Cascades inc.			(54)	5	—	(49)

CASCADES — ANNUAL REPORT 2009

	Note	2007
		Canadian GAAP	Adjustments	U.S.GAAP

Sales		3,929	—	3,929
Costs of sales and expenses	(a) (b) (e) and (g)	3,784	18	3,802

Operating income from continuing operations		145	(18)	127
Interest expense		102	—	102
Foreign exchange gain on long term debt		(59)	—	(59)

		102	(18)	84
Provision for income tax	(a) (e) and (g)	11	(12)	(1)
Share of results of significant influence companies		27	—	27
Net loss from discontinued operations		19	—	19

Net loss including noncontrolling interests		99	(6)	93
Net loss attributable to noncontrolling interests		3	—	3

Net loss attributable to Cascades inc.		96	(6)	90

3.6 Main adjustments explanations

a)	Under U.S. GAAP, investment tax credits are accounted for as a tax recovery. Under Canadian GAAP, investment tax credits are accounted for as a reduction of the underlying investment.

b)	On December 30, 1997, the Company and Domtar Inc. merged their respective containerboard and corrugated packaging operations to form Norampac Inc., a 50-50 joint venture. Under Canadian GAAP, a portion of the gain realized on the transaction of an original amount of approximately $58 million, net of related taxes, was recorded against property, plant and equipment and goodwill. Under U.S. GAAP, this gain would have been recognized in earnings on December 30, 1997. Therefore, an adjustment is required to adjust amortization expenses recorded under Canadian GAAP. On December 29, 2006, the Company acquired the remaining outstanding common shares of Norampac. Therefore since this date, the goodwill is not amortized anymore and the difference recorded before became a permanent difference. In addition, under U.S. GAAP, additional liabilities have been included in the allocation of the purchase price at the date of the transaction with respect to employee future benefits with a corresponding adjustment to goodwill.

c)	In 2007, the Company adopted sections 1530, 3251, 3855 and 3865 (referred to as the “Sections”) of the CICA Handbook with respect to measurement and recognition of financial instruments, hedges, equity and comprehensive income. These Sections essentially harmonized Canadian GAAP and U.S. GAAP except for the classification of deferred financing costs. Under Canadian GAAP, those costs are added to the carrying value of the related long-term debt. Under U.S. GAAP, deferred financing costs are classified in other assets. As of December 31, 2009 the reclassification of those costs amounted to $20 million ($11 million in 2008). With the exception of the latter, the adjustment resulting from the adoption of these Sections effective January 1, 2007 under Canadian GAAP had no impact on U.S. GAAP. Under Canadian GAAP, prior to January 1, 2007, gains and losses were charged to earnings in the same period as the respective hedged item affected earnings.

d)	Prior to January 1, 2008, the cost of inventories under US GAAP included, among other things, an allocation of the depreciation expense on production equipment as well as other indirect costs. For the year ended December 31, 2007, the Company recorded an amount of $6 million as cumulative adjustment relating to the allocation of such costs as a component of inventory. Starting January 1, 2008, the Company adopted, retroactively without restatements of prior periods, Section 3031 of the CICA Handbook establishing new measurement requirements which essentially harmonized Canadian and U.S. GAAP.
CASCADES — ANNUAL REPORT 2009

e)	Under U.S. GAAP in accordance with ASC 715, the Company recognizes the overfunded or underfunded status of its defined benefits plans as an asset or liability with changes in that funded status recognized through comprehensive income. Prior to the adoption of ASC 715, a minimum pension liability adjustment was recorded in accumulated other comprehensive income for plans whose accumulated benefit obligation exceeded the fair value of plan assets. The excess of its liability over the intangible assets, which can also be recorded for the plan, was recorded in comprehensive income. This adjustment is not required under Canadian GAAP. Differences between Canadian and U.S. GAAP remain with respect to the amortization of actuarial gains and losses arising prior to January 1, 2000.

f)	In 2003, the Company redeemed all of the outstanding Class B preferred shares of a subsidiary for a consideration of $16 million. Under Canadian GAAP, the excess of the redemption price of $10 million over the recorded capital was included in retained earnings. Under U.S. GAAP, as these preferred shares represent a non-controlling interest, the excess of $10 million would have been recorded as an increase of $15 million to property, plant and equipment and an increase of $5 million in future income tax liabilities. The adjustment of $15 million to property, plant and equipment is amortized on a straight-line basis over a period of 20 years. In addition, under U.S. GAAP, the premium paid on redemption would be classified under investing activities rather than financing activities.

g)	Under U.S. GAAP, income tax expense would be reduced by $4 million in 2009 (2008-$8 million; 2007-$13 million) for tax credits relating to research and development expenses, which are recognized as a reduction of cost of sales under Canadian GAAP.

h)	Under Canadian GAAP, investments in joint ventures are accounted for using the proportionate consolidation method. Under U.S. GAAP, they are accounted for using the equity method. The different accounting treatments affect only the presentation and classification of financial statement items and not net earnings or shareholders’ equity. Rules prescribed by the U.S. Securities and Exchange Commission (“SEC”) permit the use of the proportionate consolidation method in the reconciliation to U.S. GAAP provided the joint venture is an operating entity and the significant financial operating policies are, by contractual arrangement, jointly controlled by all parties having an equity interest in the joint venture. As required, the Company discloses in note 22 the major components of its financial statements resulting from the use of the proportionate consolidation method to account for its interests in joint ventures. For RDM, the exemption is not possible, therefore for reconciliation purposes the joint venture has been accounted for under the equity method. The impacts are disclosed in the column RDM Impact. For the other joint ventures, the exemption applies and even under US GAAP they remain consolidated with the proportionate method.

i)	Under US GAAP, the consolidated cash flows would not be significantly different from the presentation under Canadian GAAP, except that RDM would be shown as an equity investment and not proportionally consolidated. In addition, some total in operating activities under Canadian GAAP would not be presented under U.S. GAAP.

j)	On January 1, 2009, under U.S. GAAP, the Company retroactively adopted the presentation and disclosure requirements of ASC 810 “Consolidation”. ASC 810 requires that NCI be presented as a component of shareholders’ equity. As a result, NCI were reclassified from other liabilities to shareholders’ equity for all periods presented in this U.S. GAAP reconciliation. Under Canadian GAAP, NCI continues to be presented in other liabilities.

k)	Under Canadian GAAP, an investor should present and disclose its proportionate share of discontinued operations of an investment accounted under the equity method in its financial statement according to their nature. Under U.S. GAAP, discontinued operation of an investee is not separately presented in the investor’s financial statement.

l)	In 2009, Boralex inc., a significantly influenced company, recorded a gain on dilution as a result of a change in ownership in one of its subsidiary, which did not result in a loss of control. Under CICA 1600 “Consolidated financial statements”, such gain is recorded in net earnings for the year. Under US GAAP a gain on dilution which did not result in a loss of control is accounted for as equity transaction. As a result, the Company reclassified an amount of $5 million from net earnings for the year to shareholders’ equity.
CASCADES — ANNUAL REPORT 2009

4 Additional disclosures required by US GAAP
4.1 Pension plans
DEFINED BENEFITS PLANS
Level 1- Quoted prices are available in active markets for identical assets or liabilities as of the reporting date, Active markets are those where transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 assets include registered investment companies, common stocks, publicly traded real estate investment trusts and certain shorter duration, more liquid fixed income securities. Registered investment companies and common stocks are stated at fair value as quoted on a recognized securities exchange and are valued at the last reported sales price on the last business day of the plan year. Real estate investment trusts’ and certain fixed income securities’ market values are based on daily quotes available on public exchanges as with other publicly traded equity and fixed income securities.
Level 2 — Pricing inputs are either directly or indirectly observable in the market as of the reporting date, other than quoted prices in active markets included in Level 1. Additionally, Level 2 includes those financial instruments that are valued using models or other valuation methodologies based on assumptions that are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. These models are primarity industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Level 2 investments include common collective trusts, certain real estate investment trusts, and fixed income assets. Common collective trusts are not available in an exchange and active market, however, the fair value is determined based on the underlying investments as traded in an exchange and active market.
Level 3 — Pricing inputs include inputs that are generally less observable form objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value in addition to the use of independent appraisers’ estimates of fair value on a periodic basis typically determined quaterly, but no less than annually. Assets in this category include private equity, limited partnership, certain real estate trusts and fixed income securities. The fixed income securities’ market values are based on quantitative models and on observing market value ascertained through timely trades for securities’ that are similar in nature to the ones being valued.
As of December 31, 2009, the pension investments measured at fair value were as follows:

				December 31,
				2009
					Asset
	Level 1	Level 2	Level 3	Total	Allocation

Assets
Short-term securities	24	—	—	24	4%
Common and preferred stocks	266	62	—	328	62%
Bonds	138	41	—	179	34%

	428	103	—	531	100%

Discount rate for Canadian plans: 7.5% based on a model using a spot rate yield curve developed from bond yield data for AA corporate bonds provided with an adjustment to the yields to disregard yields provided for 25-year and 30-year maturities.
Discount rate for US plans: 6.0% based on bonds rated AA or better by Moody’s, excluding callable bonds, bonds of less than a minimum issue size, and certain other bonds.
The Company is using 7.0% as the expected return on plan assets, which reflects the current view of long-term investment returns.
The following table presents the amount not yet recognized in net periodic benefit cost and included in accumulated other comprehensive income.

	2009	2008	2007

Prior year service cost	(22)	(24)	(23)
Accumulated gain (loss)	(81)	(43)	(32)

Accumulated other comprehensive income (loss)	(103)	(67)	(55)

CASCADES — ANNUAL REPORT 2009

The following table presents the pre-tax amounts included in other comprehensive income.

	2009	2008	2007

Prior year service cost	(1)	(2)	(3)
Amortization of prior year service cost	2	2	2
Net gain (loss)	(38)	(14)	(9)
Amortization of net actuarial loss	1	2	2

Net amount recognized in other comprehensive income (pre-tax)	(36)	(12)	(8)

An estimated amount of $4 million for pension plans and other post-retirement benefit plans will be amortized from accumulated other comprehensive (loss) income into net periodic benefit cost in 2010.
DEFINED CONTRIBUTION PLANS
The Company has several defined contribution plans and multi-employer plans. The pension expense under these plans is equal to the Company’s contribution. For the year ended December 31, 2009, the pension expense was $20 million (2008-$21 million; 2007-$21 million).
4.2 The following disclosure is required by U.S. GAAP. However, the information presented is based on amounts published according to Canadian GAAP.

		2009
		Other
	Canada	countries	Total
Net earnings from continuing operations before provision for income taxes, share of results of significantly influenced companies and share of earnings attributed to non-controlling interests	(57)	122	65
Provision for income taxes
Current	(1)	31	30
Future	(12)	5	(7)

Net earnings from continuing operations before share of results of significantly influenced companies and share of earnings attributed to non-controlling interests	(44)	86	42

		2008
		Other
	Canada	countries	Total
Net earnings from continuing operations before provision for income taxes, share of results of significantly influenced companies and share of earnings attributed to non-controlling interests	(136)	26	(110)
Provision for income taxes
Current	7	13	20
Future	(47)	(5)	(52)

Net earnings from continuing operations before share of results of significantly influenced companies and share of earnings attributed to non-controlling interests	(96)	18	(78)

CASCADES — ANNUAL REPORT 2009

			2007
		Other
	Canada	countries	Total
Net earnings (loss) from continuing operations before provision for income taxes, share of results of significantly influenced companies and share of earnings attributed to non-controlling interests	13	89	102
Provision for income taxes
Current	6	27	33
Future	(4)	(2)	(6)
Decrease in future income taxes resulting from a substantively charted change in tax rates	(16)	—	(16)

Net earnings from continuing operations before share of results of significantly influenced companies and share of earnings attributed to non-controlling interests	27	64	91

4.3 Accounts receivables

	2009	2008

Accounts receivable	459	565
Provision for doubtful accounts	(16)	(30)
Accounts receivable from related companies	7	7
Other accounts receivable	43	52
Future income tax asset	13	12
Income tax receivable	6	32
Prepaid expenses	17	18
Other	14	1

	543	657

4.4 Accounts payable

	2009	2008

Accounts payable	366	425
Accounts payable to related companies	2	3
Salaries and benefits payable	83	81
Interest payable	26	25
Income taxes payable on benefit	1	2
Capital expenses included in accounts payable	13	14
Other	14	36

	505	586

4.5 Other required information to be disclosed

	2009	2008	2007

Payment on operating lease, including rent of building	39	37	45
Payment on capital lease	1	2	5
Loss (gain) on foreign currency
Realized	10	(11)	15
Unrealized	—	(1)	(11)
CASCADES — ANNUAL REPORT 2009

4.6 Provisions, including valuation allowance

2009
	Balance
	at the	Additions		Balance
	beginning	Charged		at the end
	of the period	To expenses	Deductions	of the period

Provision for doubtful accounts	30	7	(21)	16
Provision for obsolete inventory	12	—	(4)	8
Valuation allowance for tax purposes(1)	84	—	(20)	64

2008
	Balance	Additions
	at the	Charged		Balance
	beginning	to		at the end
	of the period	expenses	Deductions	of the period

Provision for doubtful accounts	16	17	(3)	30
Provision for obsolete inventory	16	—	(4)	12
Valuation allowance for tax purposes(1)	44	40	—	84

2007
	Balance
	at the	Additions		Balance
	beginning	Charged		at the end
	of the period	to expenses	Deductions	of the period

Provision for doubtful accounts	13	8	(5)	16
Provision for obsolete inventory	10	6	—	16
Valuation allowance for tax purposes(1)	21	23	—	44

(1)	The deductions in the valuation allowance for tax purposes.
4.7 Additional note disclosures
Shipping and handling costs
The Company classifies shipping and handling costs as a component of Cost of sales in the consolidated statements of earnings (loss).
Planned major maintenance
Planned major maintenance are expensed as incurred.
CASCADES — ANNUAL REPORT 2009

4.8 Derivatives and hedging activities and fair value measurement
The Effect of Derivative Instruments on the Consolidated Statement of Earnings and Consolidated Statement of Shareholders’ Equity 5 Supplemental condensed consolidating financial information

	Gain (Loss) Recognized in		Gain (Loss) Reclassified from
	Accumulated Other		Accumulated Other
	Comprehensive Loss on		Comprehensive Loss into
	Derivatives (Effective Portion)		Income (Effective Portion)

	For the year	For the year	For the year	For the year
	ended	ended	ended	ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Derivatives designated as cash flow hedging instruments:
Currency contracts	87	(88)	(118)	195
Commodity contracts	(2)	3	(14)	—
Interest rate swap contracts	—	(1)	—	1
Net investment in foreign operations	87	17	(87)	(17)
Income taxes	(38)	21	29	(24)

Total	134	(48)	(190)	155

5 Supplemental condensed consolidating financial information
The 6.75%, 7.25%, 7.75% and 7.875% unsecured senior notes (jointly referred to as the “senior notes”) of the Company are fully and unconditionally guaranteed on a joint and several basis by the Company’s subsidiaries located in Canada and the United States (the “Subsidiary Guarantors”). The composition of Subsidiary Guarantors may change from time to time due to acquisitions or disposals. When such a change occurs, comparative figures are restated to reflect the new composition of the Subsidiary Guarantors. The senior notes are not guaranteed by the Company’s other subsidiaries or by any of its joint ventures (the “Non-guarantor Subsidiaries”). The following supplemental condensed consolidated financial information sets forth, on an unconsolidated basis, the consolidated balance sheets as at December 31, 2009 and 2008 and the statements of earnings and cash flows for each of the years in the three-year period ended December 31, 2009 for Cascades Inc. (the “Parent Company”), and on a combined basis for the Subsidiary Guarantors and the Non-guarantor Subsidiaries. The supplemental condensed consolidated financial information, which has been prepared in accordance with Canadian GAAP, reflects the investments of the Parent Company in the Subsidiary Guarantors and the Non-guarantor Subsidiaries using the equity method. Investments of Subsidiary Guarantors in Non-guarantor Subsidiaries are also accounted for using the equity method.
CASCADES — ANNUAL REPORT 2009

a) Condensed consolidating balance sheets under Canadian GAAP

2009
			Non-
	Parent	Subsidiary	guarantor	Elimination
	Company	Guarantors	Subsidiaries	adjustments	Consolidated
	$	$	$	$	$

Assets
Current assets
Cash and cash equivalents	—	4	15	—	19
Accounts receivable	20	382	180	(39)	543
Inventories	—	414	107	(1)	520

	20	800	302	(40)	1,082
Property, plant and equipment	—	1,604	303	5	1,912
Intangible assets	—	127	27	11	165
Other assets	2,721	358	274	(3,036)	317
Goodwill	—	304	6	6	316

	2,741	3,193	912	(3,054)	3,792

Liabilities and Shareholders’ Equity
Current liabilities
Bank loans and advances	—	41	42	—	83
Accounts payable and accrued liabilities	32	330	170	(27)	505
Current portion of long-term debt	—	2	8	—	10

	32	373	220	(27)	598
Long-term debt	1,351	604	262	(758)	1,459
Other liabilities	54	314	18	45	431

	1,437	1,291	500	(740)	2,488

Shareholders’ equity
Capital stock	499	1,874	150	(2,024)	499
Contributed surplus	14	—	—	—	14
Retained earnings	700	158	281	(439)	700
Accumulated other comprehensive income (loss)	91	(130)	(19)	149	91

	1,304	1,902	412	(2,314)	1,304

	2,741	3,193	912	(3,054)	3,792

CASCADES — ANNUAL REPORT 2009

2008
			Non-
	Parent	Subsidiary	guarantor	Elimination
	Company	Guarantors	Subsidiaries	adjustments	Consolidated
	$	$	$	$	$

Assets
Current assets
Cash and cash equivalents	—	3	8	—	11
Accounts receivable	101	485	210	(139)	657
Inventories	—	459	122	(1)	580

	101	947	340	(140)	1,248
Property, plant and equipment	—	1,711	314	5	2,030
Intangible assets	—	121	28	—	149
Other assets	2,973	659	248	(3,597)	283
Goodwill	—	309	6	6	321

	3,074	3,747	936	(3,726)	4,031

Liabilities and Shareholders’ Equity
Current liabilities
Bank loans and advances	—	44	60	—	104
Accounts payable and accrued liabilities	29	511	183	(137)	586
Current portion of long-term debt	—	2	34	—	36

	29	557	277	(137)	726
Long-term debt	1,745	1,799	319	(2,191)	1,672
Other liabilities	44	263	21	49	377

	1,818	2,619	617	(2,279)	2,775

Shareholders’ equity
Capital stock	506	1,049	129	(1,178)	506
Contributed surplus	9	—	—	—	9
Retained earnings	656	16	182	(198)	656
Accumulated other comprehensive income (loss)	85	63	8	(71)	85

	1,256	1,128	319	(1,447)	1,256

	3,074	3,747	936	(3,726)	4,031

CASCADES — ANNUAL REPORT 2009

b) Condensed Consolidating Statements of Earnings under Canadian GAAP

	2009
			Non-
	Parent	Subsidiary	guarantor	Elimination
	Company	Guarantors	Subsidiaries	adjustments	Consolidated
	$	$	$	$	$

Sales	—	3,108	840	(71)	3,877

Cost of sales and expenses
Cost of sales (excluding depreciation and amortization)	(3)	2,353	720	(79)	2,991
Depreciation and amortization	—	182	35	1	218
Selling and administrative expenses	8	324	76	5	413
Loss on disposal and other	—	3	(2)	—	1
Impairment and other restructuring costs	—	57	1	—	58
Loss on financial instruments	(2)	(16)	—	—	(18)

	3	2,903	830	(73)	3,663

Operating income from continuing operations	(3)	205	10	2	214
Financing expense	(1)	114	(12)	—	101
Loss on refinancing of long term debt	17	—	—	—	17
Gain on purchases of senior notes	(14)	—	—	—	(14)
Foreign exchange loss on long-term debt	45	—	—	—	45

	(50)	91	22	2	65

Provision for (recovery of) income taxes	(14)	34	2	1	23
Share of results of significantly influenced companies and dilution gain	(96)	(20)	—	99	(17)
Non controlling interest	—	—	—	(1)	(1)

Net earnings (loss) from continuing operations	60	77	20	(97)	60
Net earnings from discontinued operations	—	—	—	—	—

Net earnings (loss) for the year	60	77	20	(97)	60

CASCADES — ANNUAL REPORT 2009

	2008
	Parent	Subsidiary	Non-guarantor	Elimination
	Company	Guarantors	Subsidiaries	adjustments	Consolidated
	$	$	$	$	$

Sales	—	3,166	967	(116)	4,017

Cost of sales and expenses
Cost of sales (excluding depreciation and amortization)	7	2,586	849	(119)	3,323
Depreciation and amortization	—	181	32	—	213
Selling and administrative expenses	2	314	73	—	389
Loss on disposal and other	—	—	5	—	5
Impairment and other restructuring costs	—	37	6	—	43
Loss on financial instruments	—	28	—	—	28

	9	3,146	965	(119)	4,001

Operating income from continuing operations	(9)	20	2	3	16
Financing expense	(19)	132	(11)	—	102
Gain on purchases of senior notes	(2)	—	—	—	(2)
Foreign exchange loss on long-term debt	26	—	—	—	26

	(14)	(112)	13	3	(110)
Provision for (recovery of) income taxes	(40)	(29)	8	29	(32)
Share of results of significantly influenced companies and dilution gain	98	—	1	(107)	(8)
Non controlling interest	—	—	—	2	2

Net earnings (loss) from continuing operations	(72)	(83)	4	79	(72)
Net earnings from discontinued operations	18	18	20	(38)	18

Net earnings (loss) for the year	(54)	(65)	24	41	(54)

CASCADES — ANNUAL REPORT 2009

				2007
	Parent	Subsidiary	Non-guarantor	Elimination
	Company	Guarantors	Subsidiaries	adjustments	Consolidated
	$	$	$	$	$

Sales	—	3,127	933	(131)	3,929

Cost of sales and expenses
Cost of sales (excluding depreciation and amortization)	6	2,554	772	(131)	3,201
Depreciation and amortization	—	181	26	—	207
Selling and administrative expenses	3	317	70	—	390
Gains on disposal and other	(1)	(17)	—	1	(17)
Impairment and other restructuring costs	—	9	—	—	9
Gain on financial instruments	—	(6)	—	—	(6)

	8	3,038	868	(130)	3,784

Operating income from continuing operations	(8)	89	65	(1)	145
Financing expense	(12)	135	(21)	—	102
Foreign exchange gain on long-term debt	(59)	—	—	—	(59)

	63	(46)	86	(1)	102
Provision for (recovery of) income taxes	9	(13)	13	2	11
Share of results of significantly influenced companies and dilution gain	(61)	(58)	—	92	(27)
Non controlling interest	—	—	—	3	3

Net earnings from continuing operations	115	25	73	(98)	115
Net loss from discontinued operations	(19)	(15)	(4)	19	(19)

Net earnings (loss) for the year	96	10	69	(79)	96

CASCADES — ANNUAL REPORT 2009

c) Condensed Consolidating Statements of Cash Flows under Canadian GAAP

				2009
			Non-
	Parent	Subsidiary	guarantor	Elimination
	Company	Guarantors	Subsidiaries	adjustments	Consolidated
	$	$	$	$	$

Operating activities from continuing operations
Net earnings (loss) for the year	60	77	20	(97)	60
Adjustments for:
Depreciation and amortization	—	182	35	1	218
Loss on disposal and other	—	1	—	—	1
Impairment and other restructuring costs	—	51	(1)	—	50
Loss on refinancing of long term debt	4	—	—	—	4
Unrealized loss on financial instruments	(2)	(26)	—	2	(26)
Foreign exchange loss on long-term debt	45	—	—	—	45
Gain on purchases of senior notes	(14)	—	—	—	(14)
Future income taxes	(14)	7	(1)	1	(7)
Share of results of significantly influenced companies and dilution gain	(96)	(20)	—	99	(17)
Non controlling interest	—	—	—	(1)	(1)
Others	12	(10)	(3)	(7)	(8)

	(5)	262	50	(2)	305
Changes in non-cash working capital components	83	(52)	23	(2)	52

	78	210	73	(4)	357

Investing activities from continuing operations
Purchases of property, plant and equipment	—	(135)	(44)	6	(173)
Proceeds from disposal of property, plant and equipment	—	—	2	—	2
Decrease (increase) in other assets	179	73	(6)	(263)	(17)
Business acquisitions and joint venture disclosure	—	(65)	(8)	4	(69)

	179	(127)	(56)	(253)	(257)

Financing activities from continuing operations
Bank loans and advances	—	(1)	(17)	—	(18)
Change in revolving credit facilities	(410)	191	(31)	—	(250)
Issuance of senior notes, net of related expenses	955	—	—	—	955
Purchases of senior notes	(779)	—	—	—	(779)
Increase in other long-term debt	(1)	(9)	37	—	27
Payments of other long-term debt	—	(196)	(30)	214	(12)
Early settlement of foreign exchange contracts	(2)	10	—	—	8
Net proceeds from issuances of common shares	—	(61)	36	25	—
Redemption of common shares	(4)	(13)	—	13	(4)
Dividends	(16)	(1)	(4)	5	(16)

	(257)	(80)	(9)	257	(89)

Change in cash and cash equivalents during the year from continuing operations	—	3	8	—	11
Change in cash and cash equivalents from discontinued operations, including proceeds on disposal	—	(3)	—	—	(3)

Net change in cash and cash equivalents during the year	—	—	8	—	8
Cash and cash equivalents-Beginning of year	—	4	7	—	11

Cash and cash equivalents-End of year	—	4	15	—	19

CASCADES — ANNUAL REPORT 2009

				2008
	Parent	Subsidiary	Non-guarantor	Elimination
	Company	Guarantors	Subsidiaries	adjustments	Consolidated
	$	$	$	$	$

Operating activities from continuing operations
Net earnings (loss) for the year	(54)	(65)	24	41	(54)
Net earnings from discontinued operations	(18)	(18)	(20)	38	(18)

Net earnings (loss) from continuing operations	(72)	(83)	4	79	(72)
Adjustments for:
Depreciation and amortization	—	181	32	—	213
Loss on disposal and other	—	—	5	—	5
Impairment and other restructuring costs	—	17	1	(2)	16
Unrealized loss on financial instruments	—	26	1	—	27
Foreign exchange loss on long-term debt	26	—	—	—	26
Gain on purchases of senior notes	(2)	—	—	—	(2)
Future income taxes	(11)	(41)	—	—	(52)
Share of results of significantly influenced companies and dilution gain	98	—	1	(107)	(8)
Non controlling interest	—	—	—	2	2
Others	12	5	(44)	16	(11)
Early settlement of natural gas contracts	—	11	—	—	11

	51	116	—	(12)	155
Changes in non-cash working capital components	(101)	81	(14)	3	(31)

	(50)	197	(14)	(9)	124

Investing activities from continuing operations
Purchases of property, plant and equipment	—	(137)	(49)	2	(184)
Proceeds from disposal of property, plant and equipment	—	10	—	(5)	5
Decrease (increase) in other assets	(13)	41	28	(60)	(4)
Business acquisitions and joint venture disclosure	1	—	5	(1)	5

	(12)	(86)	(16)	(64)	(178)

Financing activities from continuing operations
Bank loans and advances	—	(4)	26	(2)	20
Change in revolving credit facilities	(66)	(70)	22	(35)	(149)
Purchase of senior notes	(2)	—	—	—	(2)
Increase in other long-term debt	—	2	9	(9)	2
Payments of other long-term debt	—	(29)	(58)	82	(5)
Early settlement of foreign exchange contracts	150	—	—	—	150
Dividend paid to a non controlling interest	—	—	—	(5)	(5)
Redemption of common shares	(4)	(16)	—	16	(4)
Dividends	(16)	(1)	(25)	26	(16)

	62	(118)	(26)	73	(9)

Change in cash and cash equivalents during the year from continuing operations	—	(7)	(56)	—	(63)
Change in cash and cash equivalents from discontinued operations, including proceeds on disposal	—	9	41	—	50

Net change in cash and cash equivalents during the year	—	2	(15)	—	(13)
Translation adjustments on cash and cash equivalents	—	(6)	5	—	(1)
Cash and cash equivalents-Beginning of year	—	7	18	—	25

Cash and cash equivalents-End of year	—	3	8	—	11

CASCADES — ANNUAL REPORT 2009

2007
			Non-
	Parent	Subsidiary	guarantor	Elimination
	Company	Guarantors	Subsidiaries	adjustments	Consolidated
	$	$	$	$	$

Operating activities from continuing operations
Net earnings for the year	96	10	69	(79)	96
Net loss from discontinued operations	19	15	4	(19)	19

Net earnings (loss) from continuing operations	115	25	73	(98)	115
Adjustments for:
Depreciation and amortization	—	181	26	—	207
Losses (gains) on disposal and other	(2)	(28)	—	1	(29)
Impairment and other restructuring costs	—	3	—	—	3
Foreign exchange loss (gain) on long-term debt	(59)	—	—	—	(59)
Future income taxes	9	(31)	(3)	3	(22)
Share of results of significantly influenced companies and dilution gain	(61)	(58)	—	92	(27)
Non controlling interest	—	—	—	3	3
Others	17	(1)	(35)	6	(13)

	19	91	61	7	178
Changes in non-cash working capital components	(55)	(26)	1	(9)	(89)

	(36)	65	62	(2)	89

Investing activities from continuing operations
Purchases of property, plant and equipment	—	(143)	(28)	4	(167)
Proceeds from disposal of property, plant and equipment	—	7	—	—	7
Decrease (increase) in other assets	(47)	90	39	(85)	(3)
Business acquisitions and joint venture disclosure	—	(10)	—	—	(10)
Business disposals, net of cash disposed	—	29	—	8	37

	(47)	(27)	11	(73)	(136)

Financing activities from continuing operations
Bank loans and advances	—	5	2	—	7
Change in revolving credit facilities	103	(52)	62	(13)	100
Increase in other long-term debt	—	65	(7)	(58)	—
Payments of other long-term debt	—	(3)	(5)	—	(8)
Net proceeds from issuances of common shares	1	(1)	—	1	1
Redemption of common shares	(5)	(40)	(88)	128	(5)
Dividends	(16)	(9)	(5)	14	(16)

	83	(35)	(41)	72	79

Change in cash and cash equivalents during the year from continuing operations	—	3	32	(3)	32
Change in cash and cash equivalents from discontinued operations, including proceeds on disposal	—	(29)	(11)	—	(40)

Net change in cash and cash equivalents during the year	—	(26)	21	(3)	(8)
Translation adjustments on cash and cash equivalents	—	2	(6)	3	(1)
Cash and cash equivalents-Beginning of year	—	31	3	—	34

Cash and cash equivalents-End of year	—	7	18	—	25

d)	Summary of differences between Canadian and United States generally accepted accounting principles relating to Subsidiary Guarantors
CASCADES — ANNUAL REPORT 2009

As disclosed in note 1, these consolidated financial statements of the Company have been prepared in accordance with Canadian GAAP. As well, the supplemental condensed consolidating financial information presented in note 22.5 has been prepared in accordance with Canadian GAAP which differs in certain respects from U.S. GAAP. Such differences, as they relate to the Subsidiary Guarantors, are summarized below.
5.1 Reconciliation of Subsidiary Guarantors’ condensed consolidating net earnings (loss) for the years ended December 31

	Note	2009	2008	2007

Net earnings (loss) under Canadian GAAP		77	(65)	10
U.S. GAAP adjustments:
Investment tax credit	(a)	—	(1)	—
Gain realized on formation of Norampac	(b)	—	—	(4)
Change in fair value arising from commodity derivative financial instruments	(c)	—	1	—
Inventory costs	(d)	—	(1)	6
Employee future benefits	(e)	3	(1)	(2)
Excess of redemption price of Class B preferred shares on their paid-up capital	(f)	—	—	(1)
Tax effect on U.S. GAAP adjustments		1	7	(5)

Net earnings (loss) under U.S. GAAP		81	(60)	4

Net earnings (loss) under U.S. GAAP from continuing operations		81	(58)	19
Net earnings (loss) under U.S. GAAP from discontinued operations		—	(2)	(15)

		81	(60)	4

5.2 Reconciliation of Subsidiary Guarantors’ condensed consolidating balance sheet as at December 31

	Note			2009
		Canadian		U.S.
		GAAP	Adjusments	GAAP
Current assets		800	—	800
Property, plant and equipment	(a) (b) and (f)	1,604	35	1,639
Intangible assets, other assets and goodwill	(b) and (e)	789	(67)	722
Total assets		3,193	(32)	3,161

Current liabilities		373	—	373
Long-term debt		604	—	604
Other liabilities	(a) (b) (e) (f) and (j)	314	(34)	280
Total liabilities		1,291	(34)	1,257

Shareholders’ equity	(a) (b) (e) (f) and (j)	1,902	2	1,904
CASCADES — ANNUAL REPORT 2009

	Note			2008
		Canadian		U.S.
		GAAP	Adjusments	GAAP

Current assets		947	—	947
Property, plant and equipment	(a) (b) and (f)	1,711	33	1,744
Intangible assets, other assets and goodwill	(b) (e)	1,089	(51)	1,038
Total assets		3,747	(18)	3,729

Current liabilities		557	—	557
Long-term debt		1,799	—	1,799
Other liabilities	(a) (b) (e) (f) and (j)	263	(9)	254
Total liabilities		2,619	(9)	2,610

Shareholders’ equity	(a) (b) (e) (f) and (j)	1,128	(9)	1,119
5.3 Reconciliation of Subsidiary Guarantors’ condensed consolidation statement of earnings for the year ended December 31

	Note		2009
		Canadian		U.S.
		GAAP	Adjusments	GAAP

Sales		3,108	—	3,108
Costs of sales and expenses	(a) (e) and (g)	2,903	(2)	2,901

Operating income from continuing operations		205	2	207
Interest expense		114	—	114

		91	2	93
Provision for income tax	(a) (e) and (g)	34	(2)	32
Share of results of significant influence companies		(20)	—	(20)

Net Earnings attributable to Cascades inc.		77	4	81

CASCADES — ANNUAL REPORT 2009

			2008			2007
		Canadian		U.S.	Canadian		U.S.
		GAAP	Adjusments	GAAP	GAAP	Adjusments	GAAP

Sales		3,166	—	3,166	3,127	—	3,127
Costs of sales and expenses	(a) (e) and (g)	3,146	7	3,153	3,038	18	3,056

Operating income from continuing operations		20	(7)	13	89	(18)	71

Interest expense		132	—	132	135	—	135

		(112)	(7)	(119)	(46)	(18)	(64)
Provision for income tax	(a) (e) and (g)	(29)	(12)	(41)	(13)	(12)	(25)
Share of results of significant influence companies		—	(20)	(20)	(58)	—	(58)
Discontinued Operations		(18)	20	2	15	—	15

Net Earnings (Loss) attributable to Cascades inc.		(65)	5	(60)	10	(6)	4

CASCADES — ANNUAL REPORT 2009